Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because the Company treats such information as private or confidential and the omitted information is not material.

Exhibit 10.1

Execution Version

LICENSE AGREEMENT

between

4D Molecular Therapeutics, Inc.

and

ASTELLAS GENE THERAPIES, INC.

Dated as of July 5, 2023

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made and entered into effective as of July 5, 2023 (the “Effective Date”) by and between 4D Molecular Therapeutics, Inc., a Delaware corporation (“Licensor”), and Astellas Gene Therapies, Inc. (f/k/a Audentes Therapeutics, Inc.), a Delaware corporation (“AGT”). Licensor and AGT are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Licensor Controls (as defined below) certain intellectual property rights with respect to the 4D Vector (as defined below);

WHEREAS, AGT has expertise in the development and commercialization of biopharmaceutical products, including AAV gene therapy products; and

WHEREAS, Licensor wishes to grant, and AGT wishes to take, a license under such intellectual property rights to develop and commercialize Licensed Compounds and Licensed Products that incorporate the 4D Vector, in each case in accordance with the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1
“4D Vector” means Licensor’s proprietary R100 AAV capsid variant, as further defined on Schedule 1.1 by the capsid protein sequence referenced on Schedule 1.1 ([ * ]).
1.2
“4D Vector DMF” has the meaning set forth in Section 3.5.1(b).
1.3
“AAV” means adeno-associated virus, including its recombinant forms.
1.4
“Acquirer” has the meaning set forth in Section 1.27.
1.5
“Acquirer Competing Product” has the meaning set forth in Section 6.9.2.
1.6
“Accounting Standards” means, with respect to a Party, the maintenance by such Party of its records and books of accounts in accordance with United States Generally Accepted Accounting Principles or International Financial Reporting Standards.
1.7
“Additional Target” has the meaning set forth in Section 2.1.
1.8
“Additional Target Fee” has the meaning set forth in Section 7.1.2.

1.9
“Additional Target Identification Notice” means a written notice sent by AGT to Licensor stating that AGT is formally selecting an Additional Target as an AGT Target in accordance with Section 2.2.
1.10
“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). For clarity, once a Person ceases to be an Affiliate of a Party, then, without any further action, such Person shall cease to have any rights, including license and sublicense rights, under this Agreement by reason of being an Affiliate of such Party.
1.11
“Agreement” has the meaning set forth in the preamble hereto.
1.12
“AGT” has the meaning set forth in the preamble hereto.
1.13
“AGT Payload” means, with respect to an AGT Target, a DNA sequence or DNA sequences (regardless of whether in genomic, complementary or other form) [ * ] that has a therapeutic effect on a disease in the Field when packaged into a 4D Vector, administered to a patient, and delivered to the appropriate cells.
1.14
“AGT Target” means the Initial Target and the Additional Targets (in each case, unless and until replaced by a Substitute Target as set forth in this Agreement).
1.15
“AGT Vector Improvement Patents” means all Patents to the extent claiming Know-How that both (a) [ * ] and (b) comprises [ * ], in each case that is Controlled by AGT or its Affiliates at any time during the Term.
1.16
“AGT Vector/Payload Patent” means a Patent owned by AGT or its Affiliates or Sublicensees that [ * ].
1.17
“Antitrust Event” means (a) any required filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (15 U.S.C. §18a) or (b) any investigations related to monopolization or restraint of trade or lessening or impeding competition are initiated by a governmental authority, in each case (a) and (b), where such filing or investigation(s) arises from the entering into of this Agreement or the designation of an AGT Target under this Agreement.
1.18
“Applicable Law” means federal, state, local, national, and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges, or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.
1.19
“Audit Expert” has the meaning set forth in Section 7.10.

1.20
“Bankruptcy Code” has the meaning set forth in Section 13.5.1.
1.21
“Biosimilar Application” has the meaning set forth in Section 8.3.4.
1.22
“Biosimilar Product” means, with respect to a Licensed Product, on a country-by-country basis, a biologic product (a) whose licensing, approval, or marketing authorization relies in whole or in part on a prior approval, licensing, or marketing authorization granted such Licensed Product or any data generated in support thereof; (b) that is “biosimilar” to such Licensed Product, as the term “biosimilar” is defined in 42 U.S.C. § 262(i)(2); or (c) is approved by the applicable Regulatory Authority as biosimilar or interchangeable with such Licensed Product (including by the FDA as set forth at 42 USC 262(k)(4), the EMA as set forth in CHMP/437/04 and similar regulations in other jurisdictions). A Licensed Product licensed, marketed, sold, manufactured, or produced by AGT, its Affiliates or Sublicensees will not constitute a Biosimilar Product.
1.23
“Breaching Party” has the meaning set forth in Section 13.2.1.
1.24
“Business Day” means a day other than (a) a Saturday or Sunday, (b) any day on which banking institutions in New York, New York and Tokyo, Japan are authorized or required by Applicable Law to remain closed, or (c) [ * ].
1.25
“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1, and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.
1.26
“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs, and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.
1.27
“Change of Control” means, with respect to a Party, (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party, or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business to which the subject matter of this Agreement relates. Any such Third Party, together with any affiliates of such Third Party existing immediately prior to the consummation of the Change of Control, shall be an “Acquirer” for purposes of this Agreement. For clarity, an “Acquirer” of a Party shall exclude the Party and all of its Affiliates existing immediately prior to the consummation of the Change of Control.

1.28
“Clinical Data” means all Know-How with respect to any compound or product and made, collected, or otherwise generated under or in connection with Clinical Studies, including any data (including raw data), reports, and results with respect thereto.
1.29
“Clinical Studies” means Phase I, Phase II, Phase III, Pivotal Studies, and such other tests and studies in human subjects that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for a Licensed Product for one or more indications, including tests or studies that are intended to expand the product labeling for such Licensed Product with respect to such indication.
1.30
“Combination Product” means a Licensed Product that (a) is comprised of or contains one or more Licensed Compounds as active ingredient(s) together with one or more other active ingredients (that are not Licensed Compounds) and (b) is sold for single price, regardless if such other active ingredients are in the same or different formulations, co-shipped or shipped separately, co-packaged or packaged separately or co-administered or administered separately.
1.31
“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a compound or product, including activities related to marketing, promoting, distributing, importing and exporting such compound or product, including Manufacturing in support thereof, and in each, interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.
1.32
“Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization, or Manufacturing activities with respect to a Licensed Product by a Party (including its Affiliates where applicable), the carrying out of such activities using efforts and resources [ * ] of comparable size in connection with the development, manufacture or commercialization of pharmaceutical products of similar market potential at a similar stage of development or commercialization in its product lifecycle [ * ]. “Commercially Reasonable Efforts” shall be determined on a country-by-country (or region-by-region, where applicable) basis, [ * ]. Commercially Reasonable Efforts requires, with respect to a task under this Agreement, that a Party reasonably and in good faith: [ * ].
1.33
“Competing Product” means any [ * ]. Competing Product expressly excludes any Licensed Compound or Licensed Product.
1.34
“Conditioning Regimen” means any compound, product, or regimen [ * ] whether given prior to, at the same time as, or after administration of Licensed Product. For clarity, Licensed Products do not constitute a Conditioning Regimen.
1.35
“Confidential Information” means any Know-How provided orally, visually, in writing or other form by or on behalf of one Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement, whether prior to, on, or after the Effective Date, including Know-How disclosed by or on behalf of the Parties or their Affiliates pursuant to the Existing CDA, relating to the terms of this Agreement, the AGT Payload, the 4D Vector, or any Licensed Compound, Licensed Product (including the Regulatory Documentation and regulatory data), any Exploitation of any Licensed

Compound or Licensed Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates, or the scientific, regulatory or business affairs or other activities of either Party. Notwithstanding the foregoing, Joint Know-how shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto.
1.36
“Control” means, with respect to any item of Know-How, Regulatory Documentation, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise (other than by operation of the license and other grants in Section 6.1), to grant a license, sublicense or other right (including the right to reference Regulatory Documentation) to or under such Know-How, Regulatory Documentation, material, Patent, or other property right as provided for herein without violating the terms of any agreement with any Third Party.
1.37
“Convicted Individual” or “Convicted Entity” has the meaning set forth in Section 11.2.14.
1.38
“Debarred Entity” has the meaning set forth in Section 11.2.14.
1.39
“Default Notice” has the meaning set forth in Section 13.2.1.
1.40
“Development” means all activities related to research, pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development. For purposes of clarity, Development shall include any submissions and activities required in support thereof, required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved Licensed Product.
1.41
“Dispute” has the meaning set forth in Section 14.6.
1.42
“Distributor” has the meaning set forth in Section 6.6.
1.43
“Dollars” or “$” means United States dollars.
1.44
“Drug Approval Application” means a New Drug Application or a Biologics License Application as defined in the FFDCA, or any corresponding foreign application in the Territory, including, with respect to the EU5, a Marketing Authorization Application filed with the EMA or with the applicable Regulatory Authority of a country in the EU5 with respect to the mutual recognition or any other national approval procedure.
1.45
“Effective Date” has the meaning set forth in the preamble hereto.

1.46
“EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.
1.47
“EU5” means Germany, Italy, Spain, France, and the United Kingdom.
1.48
“EU5 Pricing and Reimbursement Approval” means, with respect to a Licensed Product in an EU5 country, the approval, agreement, determination, or decision of the applicable Regulatory Authority for such country establishing the price or level of reimbursement for such Licensed Product, as required in such country prior to sale of such Licensed Product in such country.
1.49
“Excluded Licensor IP” means Patents and Know-How (which Know-How has not been publicly disclosed) that are Controlled by Licensor or its Affiliates as of the Effective Date or during the Term [ * ]. For clarity, Excluded Licensor IP does not include [ * ].
1.50
“Excluded Entity” or “Excluded Individual” has the meaning set forth in Section 11.2.14.
1.51
“Existing CDA” means the Mutual Nondisclosure Agreement between the Parties (or their respective Affiliates), dated August 22, 2022.
1.52
“Existing Licensor Patents” has the meaning set forth in Section 11.2.1.
1.53
“Existing Licensor Regulatory Documentation” means Regulatory Documentation [ * ] and that are Controlled by Licensor or any of its Affiliates as of the Effective Date. “Existing Licensor Regulatory Documentation” excludes, for clarity, any other Regulatory Documentation relating to [ * ].
1.54
“Exploit” or “Exploitation” means (a) with regards to a product (other than the 4D Vector component of such product), to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise handle or dispose of, and (b) with regards to the 4D Vector, solely for use in Licensed Compounds and Licensed Products, to (i) make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise handle or dispose of and (ii) [ * ].
1.55
“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.
1.56
“FDA’s Disqualified/Restricted List” has the meaning set forth in Section 11.2.14.
1.57
“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.58
“Field” means any and all treatment, diagnosis or prophylaxis of Monogenic Rare Disorder(s).
1.59
“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country and where such sale results in a recordable Net Sale in accordance with the applicable Accounting Standards. Sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.
1.60
“GLP Toxicity Study” means, with respect to a Licensed Product, (a) an in vivo preclinical toxicology study [ * ].
1.61
“Good Laboratory Practices” or “GLP” means the applicable then-current good laboratory practice standards required by the applicable Regulatory Authorities or Applicable Law, including those promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58 and such other comparable regulatory standards in jurisdictions outside the United States, as they may be updated from time to time.
1.62
“Governmental Authority” means any multinational, federal, state, local, municipal or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal), in each case, having jurisdiction over the applicable subject matter.
1.63
“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of an Investigational New Drug Application described in the foregoing clause (a) in other countries or regulatory jurisdictions, (e.g., clinical trial application (“CTA”)) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.
1.64
“Indemnification Claim Notice” has the meaning set forth in Section 12.3.
1.65
“Indemnified Party” has the meaning set forth in Section 12.3.
1.66
“[ * ] Action” has the meaning set forth in Section 6.2.1.
1.67
“Initial Target” means the Target known as [ * ].
1.68
“Initiation” means, with respect to a Clinical Study, the first dosing of the first human subject in such Clinical Study, subject to Section 1.92 in the case of Pivotal Studies.
1.69
“Joint Know-How” means Know-How and inventions that are conceived, discovered, developed, or otherwise made jointly by or on behalf of Licensor or its Affiliates, on the one hand, and AGT or its Affiliates, on the other hand, in connection with the work conducted under or in connection with this Agreement, whether or not patented or patentable.

1.70
“Joint Patents” means Patents covering or claiming any invention within the Joint Know-How.
1.71
“Know-How” means all knowledge of a technical, scientific, business and other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.
1.72
“Knowledge” with respect to Licensor, means [ * ]. For the purposes of this definition of “Knowledge,” [ * ].
1.73
“Licensed Compound” means an active pharmaceutical ingredient comprising (a) the 4D Vector and (b) an AGT Payload.
1.74
“Licensed IP” means the Licensor Patents and Licensor Know-How, but excluding the Excluded Licensor IP.
1.75
“Licensed Product” means any product that is or contains at least one Licensed Compound alone or together with one or more other active ingredients, in any and all forms, presentations, delivery systems, dosages and formulations.
1.76
“Licensor” has the meaning set forth in the preamble hereto.
1.77
“Licensor Indemnitees” has the meaning set forth in Section 12.1.
1.78
“Licensor Know-How” means all Know-How that is (a) Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term and (b) necessary or reasonably useful for the Exploitation of the 4D Vector for use in a Licensed Compound, including Licensor’s safety data relating to the 4D Vector. For clarity, Licensor Know-How excludes any Know-How in the Excluded Licensor IP, Transferred Materials Know-How, and any Joint Know-How.
1.79
“Licensor Patents” means all of the Patents that are (a) owned or Controlled by Licensor or any of its Affiliates as of the Effective Date or at any time during the Term and (b) necessary or reasonably useful (or, with respect to Patent applications, would be necessary or reasonably useful if such Patent applications were to issue as Patents) for the Exploitation of the 4D Vector for use in a Licensed Compound. “Licensor Patents” includes the Existing Licensor Patents. “Licensor Patents” excludes any Patents in the Excluded Licensor IP and any Joint Patents.
1.80
“Losses” has the meaning set forth in Section 12.1.

1.81
“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of the 4D Vector for use in any Licensed Compound, any Licensed Compound, any Licensed Product, or any intermediate or component thereof, including process development, process qualification and validation/audit, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, stability testing, quality assurance, and quality control. When used as a verb, “Manufactured” has a corresponding meaning.
1.82
“Monogenic Rare Disorder” means, with respect to a disorder, that (a) one or more mutations in a single gene causes such disorder and (b) such disorder has [ * ]. The following are not Monogenic Rare Disorders: any [ * ].
1.83
“Net Sales” means, with respect to a Licensed Product for any period, the gross invoice price of a particular Licensed Product sold or otherwise transferred to a Third Party (other than a Sublicensee, but including wholesalers [ * ]) by AGT, its Affiliates, or Sublicensees for consideration, reduced by the following amounts, all as calculated in accordance with Accounting Standards, consistently applied:
1.83.1
[ * ];
1.83.2
[ * ];
1.83.3
[ * ]; and
1.83.4
[ * ].

[ * ]. For purposes of calculating Net Sales, all Net Sales shall be converted into Dollars in accordance with Section 7.6.

If a Licensed Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:

[ * ].

1.84
“Non-Breaching Party” has the meaning set forth in Section 13.2.1.
1.85
“Party” and “Parties” has the meaning set forth in the preamble hereto.
1.86
“Patent Challenge” means any action or proceeding in any patent office, court, or other appropriate legal forum, in each case, commenced by AGT or its Affiliates or Sublicensees challenging the validity or enforceability of any Licensor Patent.
1.87
“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)), and (e) any similar rights including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.
1.88
“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department, or agency of a government.
1.89
“Phase I” means a human clinical trial of a product, the principal purpose of which is a preliminary determination of safety, tolerability, pharmacological activity or pharmacokinetics in healthy individuals or patients or a similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.
1.90
“Phase II” means a human clinical trial of a product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(b), as amended.
1.91
“Phase III” means a human clinical trial of a product on a sufficient number of subjects in an indicated patient population that is designed to establish that such product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such product, or a similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(c), as amended.
1.92
“Pivotal Study” means a Clinical Study (whether or not designated a Phase III) for a product that is [ * ] the basis for submitting an application for, and obtaining Regulatory Approval of, such product for an indication without requiring any additional pre-approval Clinical Studies, based on [ * ].
1.93
“Product Trademarks” means the Trademark(s) Controlled by AGT or its Affiliates or its or their respective Sublicensees and used for the Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any Trademarks that include any corporate name or logo of Licensor or its Affiliates).
1.94
“Rare Ophthalmology Target” means any of the Targets set forth on Schedule 1.94.

1.95
“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals (including approvals of Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize a product in such country or other jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or other jurisdiction, (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) approval of product labeling. For clarity, subsection (a) shall be excluded from the “Regulatory Approval” definition for purposes of determining achievement of the milestone event set forth in Section 7.2.1(e).
1.96
“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA or EMA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of the Licensed Compound or Licensed Products in the Territory.
1.97
“Regulatory Documentation” means all (a) applications (including all INDs and Drug Approval Applications and other major regulatory filings), registrations, licenses, authorizations, and approvals (including Regulatory Approvals), (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all regulatory drug lists, advertising and promotion documents, adverse event files, and complaint files, and (c) Clinical Data and data contained or relied upon in any of the foregoing, in each case ((a), (b), and (c)) to the extent relating to the 4D Vector or to any Licensed Compound or Licensed Product.
1.98
“Regulatory Exclusivity” means, with respect to a Licensed Product and country, any exclusive marketing rights or data exclusivity rights (other than a Patent) conferred by the applicable Regulatory Authority in such country with respect to such Licensed Product that provides AGT, its Affiliates or Sublicensees with the exclusive right to market and sell such Licensed Product in such country.
1.99
“Reporter Genes” shall mean (a) [ * ] or (b) [ * ].
1.100
[ * ].
1.101
“Reserved Target Candidates” means, subject to Section 2.5, the Targets known as (a) [ * ], (b) [ * ], (c) [ * ], and (d) [ * ] additional Rare Ophthalmology Target that is not an Unavailable Target and that is deemed a Reserved Target Candidate in accordance with Section 2.5.1.
1.102
“Reserved Target Candidate Identification Notice” means a written notice sent by AGT to Licensor stating that AGT is formally selecting a Rare Ophthalmology Target as a Reserved Target Candidate in accordance with Section 2.5.1.
1.103
“Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the later to occur of (a) (i) the expiration, invalidation, or abandonment date of the last Licensor Patent or Joint Patent that includes a Valid Claim that claims the composition of matter or method of use of such Licensed Product in such country or (ii) the expiration, invalidation, or abandonment date of the last AGT [ * ] Patent that includes a Valid Claim that claims the composition of matter of such Licensed Product in such country, (b) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country, or (c) the expiration of any Regulatory Exclusivity for such Licensed Product in such country.
1.104
“Segregated” has the meaning set forth in Section 6.9.2.
1.105
“Sublicensee” means a Person, other than an Affiliate or a Distributor, that is granted a sublicense by AGT under the grants in Section 6.1 as provided in Section 6.4.
1.106
“Substitute Target” has the meaning set forth in Section 2.1.
1.107
“Substitute Target Fee” has the meaning set forth in Section 7.1.3.
1.108
“Target” means (a) a human gene associated with a Monogenic Rare Disorder, including [ * ] and variants thereof or (b) [ * ] of Licensed Compounds or Licensed Products. For clarity, [ * ].
1.109
“Target Substitution Notice” means a written notice sent by AGT to Licensor stating that AGT is formally designating a Substitute Target as an AGT Target in accordance with Section 2.3 and identifying the Target to be replaced.
1.110
“Tax” means any present or future taxes, levies, imposts, duties, tariffs, charges, assessments, or fees of any nature imposed by a governmental authority in the exercise of its taxing power (including interest, penalties, and additions thereto), including value-added Tax and withholding Tax.
1.111
“Term” has the meaning set forth in Section 13.1.1.
1.112
“Terminated Product” means each Licensed Product with respect to which this Agreement is terminated by AGT pursuant to Section 13.3, or, if this Agreement is terminated in its entirety, all the Licensed Products.
1.113
“Terminated Target” means each AGT Target for which this Agreement has been terminated or, if this Agreement is terminated in its entirety, all the AGT Targets.
1.114
“Territory” means the entire world.
1.115
“Third Party” means any Person other than Licensor, AGT and their respective Affiliates.
1.116
“Third Party Claims” has the meaning set forth in Section 12.1.
1.117
“Trademark” means any word, name, symbol, color, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress,

brand mark, service mark, trade name, brand name, logo, business symbol or domain names, whether or not registered.
1.118
“Transferred Materials” has the meaning set forth in Section 3.1.
1.119
“Transferred Materials Know-How” means all Know-How embodied within the Transferred Materials.
1.120
“Unavailable Target” means, with respect to a Rare Ophthalmology Target proposed as a Reserved Target Candidate by AGT in accordance with ARTICLE 2, that (a) [ * ], or (b) [ * ], in each case (a) and (b) [ * ]. For clarity, a Rare Ophthalmology Target would not be an Unavailable Target if [ * ].
1.121
“United States” or “U.S.” means the United States of America and its territories and possessions (including the District of Columbia and Puerto Rico).
1.122
“Valid Claim” means (a) a claim of any issued and unexpired Patent whose validity, enforceability, or patentability has not been affected by any of the following: (i) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (ii) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal, or (b) a claim in a pending Patent; provided, however, that, [ * ].
ARTICLE 2

TARGETS
2.1
Generally. Up to three (3) AGT Targets may be designated by AGT under this Agreement, subject to this ARTICLE 2 below. The Initial Target has been designated as an AGT Target as of the Effective Date. AGT shall have the right, but not the obligation, to designate up to two (2) Reserved Target Candidates as AGT Targets in accordance with this ARTICLE 2, below (upon being deemed an AGT Target as set forth in this ARTICLE 2, below, each, an “Additional Target”). In addition, AGT shall have the right to substitute one (1) AGT Target with a Reserved Target Candidate in accordance with this ARTICLE 2, below (upon being deemed an AGT Target as set forth in this ARTICLE 2, below, a “Substitute Target”).
2.2
Selecting Additional Targets.
2.2.1
At any time on or prior to [ * ], AGT shall have the right, but not the obligation, to select up to two (2) Reserved Target Candidates as AGT Targets, subject to Sections 2.2.2 and 2.2.3, by providing an Additional Target Identification Notice to Licensor. For each proposed Additional Target that is deemed an AGT Target in accordance with Section 2.4, AGT shall pay a one-time Additional Target Fee as specified in Section 7.1.2 (provided that the amount of any fee that was prepaid pursuant to Section 2.2.2 is creditable against such payment).
2.2.2
If, on or prior to [ * ], AGT has not selected at least one (1) Reserved Target Candidate for inclusion in this Agreement as an Additional Target, then AGT shall lose the right to designate one (1) of the two (2) Additional Targets if (a) within [ * ] after receipt of written notice thereof from Licensor given promptly after such [ * ], AGT fails to provide written notice to Licensor that it wishes to retain the right to designate two (2) Additional Targets in the [ * ] year of the Agreement or (b) AGT fails to pre-pay Licensor the first Additional Target Fee within [ * ] days after receipt of an invoice for such amount from Licensor delivered after AGT provides a written notice pursuant to foregoing clause (a).
2.2.3
Notwithstanding anything to the contrary in this ARTICLE 2, if AGT would like to designate the Reserved Target Candidate known as [ * ] to be an Additional Target, AGT must do so on or prior to [ * ], and if AGT does not designate the Reserved Target Candidate known as [ * ] as an Additional Target within such period, it shall be removed from the list of Reserved Target Candidates (without substitution with another Target), and shall no longer be subject to this Agreement.
2.3
Target Substitution.
2.3.1
At any time prior to the [ * ], AGT shall have the right to substitute [ * ] AGT Target with a Reserved Target Candidate in accordance with this Section 2.3 by providing a Target Substitution Notice to Licensor. If a proposed Substitute Target is deemed an AGT Target in accordance with Section 2.4, AGT shall pay one-time Substitute Target Fee to Licensor as specified in Section 7.1.3.
2.3.2
Upon replacement of an AGT Target with a Substitute Target, (a) the replaced AGT Target shall (i) no longer be considered an AGT Target, (ii) be removed from the list of Reserved Target Candidates, (iii) no longer be subject to this Agreement, and (b) the Substitute Target shall be deemed an AGT Target for all purposes of this Agreement.
2.4
Inclusion of Additional Targets and Substitute Target.
2.4.1
If AGT delivers an Additional Target Identification Notice or Target Substitution Notice, then within [ * ] after Licensor’s receipt of each such notice, Licensor shall provide AGT with [ * ].
2.4.2
Unless Sections 2.4.3 or 2.4.4 apply, then such Target shall be deemed an Additional Target or Substitute Target, as applicable, and an AGT Target and, if applicable, the Target being replaced shall no longer be an AGT Target, in each case as of the date of [ * ].
2.4.3
[ * ].
2.4.4
[ * ].
2.5
Reserved Target Candidates.
2.5.1
Selecting the Remaining Reserved Target Candidates.
(a)
For as long as AGT has the right to request [ * ] Additional Target or Substitute Target under this Agreement, AGT shall have the right to include an additional Rare Ophthalmology Target(s) as a Reserved Target Candidate by providing a Reserved Target

Candidate Identification Notice to Licensor. If AGT delivers a Reserved Target Candidate Identification Notice, then, promptly (and in any event, within [ * ]) after Licensor’s receipt of each such notice, Licensor shall provide AGT with written notice of whether or not such proposed Rare Ophthalmology Target is an Unavailable Target.
(b)
If Licensor’s notice under Section 2.5.1(a) indicates that the proposed Rare Ophthalmology Target is an Unavailable Target, then AGT shall have the right to select another Rare Ophthalmology Target as the proposed Reserved Target Candidate, and the terms of this Section 2.5.1 shall again apply. AGT shall request such alternative Rare Ophthalmology Target to be a Reserved Target Candidate on or before [ * ].
(c)
If Licensor’s notice under Section 2.5.1(a) indicates that the proposed Rare Ophthalmology Target is not an Unavailable Target, then together with such notice Licensor shall provide [ * ].
(d)
Unless subsections (e) or (f) below apply, then such Rare Ophthalmology Target shall be deemed Reserved Target Candidate as of the date of [ * ].
(e)
[ * ].
(f)
[ * ].
2.5.2
Notice of Rare Ophthalmology Target [ * ]. For so long as AGT retains the right to include an Additional Target or Substitute Target under this Agreement, Licensor shall promptly (and in any event within [ * ] Business Days) provide written notice to AGT of any Rare Ophthalmology Target [ * ].
2.5.3
Integrity of Reserved Target Candidates. Prior to (a) the [ * ] with respect to the Reserved Target Candidate known as [ * ] or (b) the [ * ] with respect to any other Reserved Target Candidate, [ * ].
2.6
Antitrust Events. If any Antitrust Events are initiated by any governmental authority or are required under Applicable Laws in connection with the designation of an Additional Target or Substitute Target, then Licensor shall reasonably cooperate, at AGT’s cost and expense, with AGT in connection with any such Antitrust Events.
ARTICLE 3

DEVELOPMENT AND REGULATORY
3.1
[ * ] Transfer. As soon as possible and, in any event, no later than [ * ], Licensor shall, at AGT’s expense, deliver to AGT, at an address specified by AGT, at least [ * ] of [ * ] in accordance with this Agreement (the “Transferred Materials”). The Transferred Materials shall be Manufactured by Licensor or its Affiliates (or its’ or its Affiliates’ designated manufacturer) according to the applicable current good manufacturing practices pursuant to Applicable Law and shipped under appropriate conditions (including temperature control if needed).
3.2
Development Activities. AGT (itself or through its Affiliates, Sublicensees or subcontractors) shall have the sole right to Develop the Licensed Compounds and Licensed

Products in the Field in the Territory in accordance with this Agreement at its own cost and expense.
3.3
Diligence. During the Term, AGT (itself or through its Affiliates, Sublicensees or subcontractors) shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval (including EU5 Pricing and Reimbursement Approval to the extent required for sale in the applicable EU5 country) for at least one (1) Licensed Product directed to each AGT Target in the United States and at least two (2) countries within the EU5.
3.4
Reports. On a Licensed Product–by–Licensed Product basis, prior to the First Commercial Sale of a Licensed Product, AGT shall provide Licensor with a [ * ] written report [ * ] summarizing the status, progress, and results of its research and Development activities with respect to such Licensed Product under this Agreement during [ * ], which shall cover such subject matter at a reasonable level of detail. Additionally, at Licensor’s request, the Parties will hold teleconference calls to discuss the status, progress, and results of AGT’s research and Development activities under this Agreement [ * ]. In such diligence reports, AGT shall disclose [ * ].
3.5
Regulatory Matters.
3.5.1
Regulatory Activities.
(a)
As between the Parties, AGT shall have the [ * ] right to prepare, obtain, maintain, and hold the Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions, and to conduct communications with the Regulatory Authorities, for Licensed Compounds and Licensed Products in the Field in the Territory (which shall include filings of or with respect to INDs and other filings or communications with the Regulatory Authorities with respect to Development activities). Licensor shall support AGT, at AGT’s cost and expense, as may be reasonably necessary, in obtaining Regulatory Approvals for the Licensed Compounds and Licensed Products, and in the activities in support thereof, including by promptly providing safety data (including, for clarity, serious adverse event reports) for the 4D Vector (including such data and reports arising from AAV-based gene therapy products that utilize the 4D Vector) to AGT in order for AGT (or its Affiliates or Sublicensees) to obtain Regulatory Approvals, in each case to the extent in Licensor’s or its Affiliates’ possession and Control.
(b)
All Regulatory Documentation (including all Regulatory Approvals and product labeling) [ * ] the Licensed Compounds and Licensed Products with respect to the Field and the Territory developed by or on behalf of AGT or its Affiliates or Sublicensees (and for clarity, not by Licensor or its Affiliates or (sub)licensees) shall be owned by, and shall be the sole property and held in the name of, AGT or its designated Affiliate, Sublicensee or other designee; provided that, for clarity, Licensor shall retain ownership of (i) its safety information and 4D Vector drug master files (“4D Vector DMF”) and other documentation or information relating to the 4D Vector developed by or on behalf of Licensor or its Affiliates and provided to AGT pursuant to ARTICLE 9 or this Section 3.5.1 and (ii) its own regulatory documentation relating to the 4D Vector developed by or on behalf of Licensor or its Affiliates.

(c)
Upon each Party’s reasonable request, the other Party shall provide the requesting Party with safety information or safety data relating to the 4D Vector, to the extent such information is in such Party’s possession and Control and is required by the applicable Regulatory Authority in connection with the requesting Party obtaining or maintaining Regulatory Approval for Licensed Products (if AGT is the requesting Party) or other products controlled by Licensor or its Affiliates (if Licensor is the requesting Party); provided, however, that, if the information requested relates to analytical and quality control data, stability data, or other chemistry, manufacturing, and control data, then, at the providing Party’s option (and in all cases if such disclosure is precluded by Section 4.2), and upon prior written notice to the requesting Party, the providing Party shall provide such information or data directly to the applicable Regulatory Authority, in which case, the providing Party shall notify the requesting Party in writing once such information or data has been provided. The providing Party shall use reasonable efforts to provide such data prior to any timelines requested by the applicable Regulatory Authority. Notwithstanding the foregoing, this Section 3.5.1(c) shall not require either Party to disclose to the other Party or any Regulatory Authority (a) [ * ] or (b) in the case of Licensor, any data or information comprising the Excluded Licensor IP or, in the case of AGT, any Manufacturing information, in each case, except to the extent required by Applicable Law.
(d)
Licensor hereby grants to AGT a right of reference to, and a right to use and rely upon, (i) any Regulatory Documentation solely to the extent containing safety information relevant to the 4D Vector that is Controlled by Licensor or its Affiliates and (ii) the 4D Vector DMF. Licensor shall execute such documents or instruments reasonably required to provide such right of reference or right of use promptly following written request by AGT. AGT hereby grants to Licensor a right of reference to, and a right to use and rely upon, any Regulatory Documentation generated by or on behalf of AGT or its Affiliates or Sublicensees in connection with this Agreement solely to the extent containing safety information relevant to the 4D Vector that is Controlled by AGT or its Affiliates. AGT shall execute such documents or instruments reasonably required to provide such right of reference or right of use promptly following written request by Licensor.
(e)
AGT (or its Affiliate or Sublicensee) shall have the sole (as between the Parties) right to make the final determination whether to voluntarily implement any recall, market suspension, or market withdrawal of its, its Affiliate or Sublicensee’s Licensed Compounds and Licensed Products in the Territory. For all recalls, market suspensions or market withdrawals undertaken pursuant to this Section 3.5.1(e), AGT (or its Affiliate or Sublicensee) shall be solely responsible for the execution thereof.
ARTICLE 4

MANUFACTURING
4.1
Supply of 4D Vectors and Licensed Products. As between the Parties, AGT (or its Affiliate, Sublicensee, or designated subcontractor, as applicable) shall have the sole right, at its expense, to Manufacture (or have Manufactured) and supply (including process development and analytical development thereof) (a) the 4D Vector for use in Licensed Compounds and Licensed Products and (b) the Licensed Compounds and Licensed Products for Development or Commercialization in Field in the Territory in accordance with this Agreement.

4.2
No Disclosure of Excluded Licensor IP by Licensor. Licensor shall use its reasonable efforts not (and shall cause its Affiliates to use their reasonable efforts not) to disclose to AGT any Excluded Licensor IP that has not been publicly disclosed or trade secrets of Licensor or its Affiliates (other than any trade secrets in the Transferred Materials Know-How).
ARTICLE 5

COMMERCIALIZATION
5.1
Commercialization Activities. AGT (itself or through its Affiliates, Sublicensees, or other Third Parties) shall have the sole right to Commercialize the Licensed Compounds and Licensed Products in the Field in the Territory in accordance with this Agreement at its own cost and expense, including [ * ].
5.2
Diligence. During the Term, after receipt of Regulatory Approval (including EU5 Pricing and Reimbursement Approvals to the extent required for sale in the applicable EU5 country) for such Licensed Product, AGT shall use Commercially Reasonable Efforts to Commercialize at least one Licensed Product directed to each AGT Target in the United States and at least two countries within the EU5.
5.3
Product Trademarks. AGT shall have the sole right to determine the Product Trademarks to be used with respect to the sale of Licensed Products in the Territory. AGT shall own all right, title, and interest to its Product Trademarks in the Territory, and shall have the sole right with respect to the registration, prosecution, maintenance, and enforcement thereof. Notwithstanding the foregoing, to the extent required by Applicable Law in a country or other jurisdiction in the Territory, the promotional materials, packaging, and product labeling used by AGT and its Affiliates in connection with the Licensed Compounds and Licensed Products in such country or other jurisdiction shall contain (a) the corporate name of Licensor (and to the extent required, Licensor grants AGT a license, with the right to sublicense, to use the same), and (b) the logo and corporate name of the manufacturer (if other than AGT or an Affiliate).
ARTICLE 6

GRANT OF RIGHTS
6.1
Grants to AGT. Licensor (on behalf of itself and its Affiliates) hereby grants to AGT:
6.1.1
an exclusive (including with regard to Licensor and its Affiliates) license (or sublicense), with the right to grant sublicenses in accordance with Section 6.4, under the Licensed IP and Licensor’s interest in the Joint Patents and the Joint Know-How to Exploit the Licensed Compounds and Licensed Products (and the 4D Vector solely for use in Licensed Compounds and Licensed Products) in the Field in the Territory;
6.1.2
up to and until [ * ], a non-exclusive license, with the right to grant sublicenses in accordance with Section 6.4, under the Licensed IP to [ * ]; and
6.1.3
a non-exclusive, royalty-free, fully paid license, with the right to grant sublicenses in accordance with Section 6.4, [ * ].

6.2
Licensor Covenant [ * ]. Licensor (on behalf of itself and its Affiliates) hereby covenants that:
6.2.1
at no time will it, its successors or its assigns, directly or indirectly, alone or by, with, or through others, cause, induce, consent to, or authorize, or voluntarily assist, participate, or cooperate in the commencement, maintenance, or prosecution of, commence, maintain, or prosecute any action or proceeding of any kind or nature whatsoever (including any suit, complaint, grievance, demand, claim, cause of action in, of, or before any Governmental Authority) (collectively, an “[ * ] Action”) against AGT, its Affiliates or Sublicensees or its or their distributors, customers, manufacturers or other Third Parties acting on their behalf (i.e. to the extent such party’s actions or omissions are by, on behalf of, or for the benefit of AGT, its Affiliates or Sublicensees) asserting [ * ];
6.2.2
it shall use Commercially Reasonable Efforts [ * ] set forth in foregoing Section 6.2.1; and
6.2.3
[ * ], as applicable, to comply with the terms of Section 6.2.1 and Section 6.2.2.

This covenant shall be binding upon, and inure to the benefit of, the Parties, their successors, and assigns. Notwithstanding the foregoing, the covenants in this Section 6.2 are subject to the covenant in Section 11.4 and do not permit [ * ].

6.3
AGT Covenant [ * ]. AGT (on behalf of itself and its Affiliates) hereby covenants that:
6.3.1
at no time will it, its successors or its assigns, directly or indirectly, alone or by, with, or through others, cause, induce, consent to, or authorize, or voluntarily assist, participate, or cooperate in the commencement, maintenance, or prosecution of, commence, maintain, or prosecute any [ * ] Action against Licensor or its Affiliates or licensees or its or their distributors, customers, manufacturers or other Third Parties acting on their behalf (i.e. to the extent such party’s actions or omissions are by, on behalf of, or for the benefit of Licensor, its Affiliates or licensees) asserting [ * ];
6.3.2
it shall use Commercially Reasonable Efforts [ * ] set forth in foregoing Section 6.3.1; and
6.3.3
[ * ], as applicable, to comply with the terms of Section 6.3.1 and Section 6.3.2.

This covenant shall be binding upon, and inure to the benefit of, the Parties, their successors, and assigns. Notwithstanding the foregoing, the covenant in this Section 6.3 does not [ * ].

6.4
Sublicenses. AGT shall have the right to grant sublicenses (or further rights of reference or covenants not to sue), through multiple tiers of Sublicensees, under the licenses, rights of reference and covenants not to sue granted in Sections 3.5.1(d), 6.1.1, 6.1.2, 6.1.3 and 6.2, to its Affiliates and Third Parties; provided that such right to sublicense [ * ]. Licensor shall have the right to grant sublicenses under the rights of reference and covenants not to sue granted in Sections

3.5.1(d) and 6.3. Each such sublicense to a Third Party shall be subject to a written agreement that is consistent with the terms and conditions of this Agreement (including with respect to each Party’s obligations relating to confidentiality and non-use of information, and consistent with the intellectual property provisions, set forth in this Agreement). Each Party shall remain directly responsible for fulfillment of all of its obligations under this Agreement, regardless of whether any such obligation is sublicensed to any of its Affiliates or sublicensees, unless successfully performed by an Affiliate or sublicensee.
6.5
Subcontracting. AGT shall have the right to subcontract any of its activities under this Agreement to its Affiliates or Third Parties. AGT shall cause any Third Party subcontractor engaged by it to be bound by written obligations of confidentiality and non-use at least as protective of Licensor and Licensor’s Confidential Information as the terms of this Agreement prior to such subcontractor gaining access to any of Licensor’s Confidential Information. AGT shall remain directly responsible for any of its obligations under this Agreement that have been delegated or subcontracted to any subcontractor (unless successfully performed by a subcontractor) and shall be directly responsible for the performance of its subcontractors.
6.6
Distributorships. AGT shall have the right, in its sole discretion, to appoint its Affiliates, and AGT and its Affiliates shall have the right, in their sole discretion, to appoint any other Persons to distribute[ * ] the Licensed Products, subject to Section 6.5. Where AGT or its Affiliates appoints such a Person and such Person is not an Affiliate of AGT, that Person shall be a “Distributor” for purposes of this Agreement.
6.7
Retention of Rights; No Implied Licenses.
6.7.1
For clarity, subject to Licensor’s exclusivity obligations under Section 6.9, Licensor retains the right to practice under the Licensor Patents, Licensor Know-How, Joint Patents, Joint Know-How, Transferred Materials and Transferred Materials Know-How (a) to Exploit products (other than Licensed Compounds and Licensed Products) that incorporate the 4D Vector in the Field and in the Territory and (b) for any other purpose outside of the scope of the licenses granted under Section 6.1.
6.7.2
Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any intellectual property Controlled by the other Party or its Affiliates. Notwithstanding anything to the contrary in this Agreement, the licenses or covenant not to sue granted by Licensor under this Agreement do not include rights to any vectors other than the 4D Vector or any payloads that are Controlled by Licensor or its Affiliates.
6.8
Confirmatory Patent License. Licensor shall, and shall procure that its Affiliates shall, if requested to do so by AGT and at AGT’s sole cost and expense, (a) promptly enter into confirmatory license agreements in a form consistent with this Agreement and reasonably requested by AGT for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as AGT considers appropriate and (b) assist AGT in registering or filing such licenses.
6.9
Exclusivity.

6.9.1
Prior to the seventh (7th) anniversary of the Effective Date, Licensor shall not, and shall cause its Affiliates not to (a) Exploit any Competing Product in any country or other jurisdiction in the Territory, or (b) license, authorize, appoint, or otherwise enable any Third Party to Exploit any Competing Product in any country or other jurisdiction in the Territory.
6.9.2
Notwithstanding Section 6.9.1, if Licensor or any of its Affiliates undergoes a Change of Control and, on the date of the closing of such Change of Control, the Acquirer owns or has in-licensed a Competing Product (“Acquirer Competing Product”), then Licensor or its Affiliate or Acquirer, as applicable, will not be in breach of Section 6.9.1 as a result of such Acquirer Competing Product, if the Acquirer Competing Product and activities related thereto are promptly Segregated (and remain Segregated during the period set forth in Section 6.9.1). Promptly following the closing date of a Change of Control of Licensor (or its successor) involving an Acquirer that has an Acquirer Competing Product, Licensor shall provide AGT with written notice of such Change of Control to AGT. “Segregated” means, with respect to an Acquirer Competing Product, to (a) [ * ]; and (b) [ * ].
6.9.3
Licensor shall not, and shall cause its Affiliates not to, grant a license to any Third Party under the Excluded Licensor IP to Exploit Licensed Compounds or Licensed Products (or the 4D Vector for use in Licensed Compounds or Licensed Products) in the Field in the Territory.
ARTICLE 7

PAYMENTS AND RECORDS
7.1
Fees.
7.1.1
Upfront Payment. As partial consideration for the rights and licenses granted to AGT by Licensor under this Agreement, AGT shall pay Licensor an upfront amount of Twenty Million Dollars ($20,000,000) within [ * ] Business Days after the Effective Date.
7.1.2
Additional Target Fee. In further consideration of the rights granted by Licensor to AGT hereunder and subject to the terms and conditions set forth in this Agreement, AGT will pay to Licensor a fee of [ * ] within [ * ] days after receipt of an invoice from Licensor delivered after each Additional Target that is deemed to be an AGT Target in accordance with Section ARTICLE 2 (each, an “Additional Target Fee”). For clarity, (a) if AGT has prepaid an Additional Target Fee pursuant to Section 2.2.2, then no additional fee shall be due when the first Additional Target is deemed to be an AGT Target and (b) the maximum aggregate amount payable by AGT under Section 2.2.2 and this Section 7.1.2 is [ * ] if two (2) Targets are deemed to be Additional Targets in accordance with ARTICLE 2.
7.1.3
Substitute Target Fee. In further consideration of the rights granted by Licensor to AGT hereunder and subject to the terms and conditions set forth in this Agreement AGT will pay to Licensor a one-time fee of [ * ] within [ * ] days after receipt of an invoice from Licensor delivered after the Substitute Target is deemed to be an AGT Target in accordance with ARTICLE 2 (“Substitute Target Fee”).

7.2
Development and Regulatory Milestones.
7.2.1
In further consideration of the rights granted by Licensor to AGT hereunder and subject to the terms and conditions set forth in this Agreement, on an AGT Target–by–AGT Target basis, AGT shall pay to Licensor each milestone payment set forth below after the achievement of each of the following milestones:
(a)
[ * ];
(b)
[ * ];
(c)
[ * ];
(d)
[ * ];
(e)
[ * ]; and
(f)
[ * ].
7.2.2
AGT shall promptly notify Licensor in writing of the achievement of each milestone event set forth above and shall make the corresponding milestone payment within [ * ] days after receipt by AGT of an invoice from Licensor delivered after such notice.

If a milestone event set forth in Section [ * ] is achieved prior to the achievement of any preceding milestone event set forth in Section [ * ] for the same AGT Target (i.e., if a lower-listed milestone event is achieved before a milestone event that is listed earlier in Section 7.2.1), then upon achievement of the relevant milestone event, all preceding milestone events for such AGT Target set forth in Section 7.2.1 shall become due and payable if not previously paid for such AGT Target; provided that, for clarity, the achievement of the milestone event set forth in Section [ * ] will not, solely due to such achievement, trigger the payment set forth in Section [ * ]. Each milestone payment in this Section 7.2 shall be payable only upon the first achievement of such milestone with respect to an AGT Target and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different Licensed Product against such AGT Target. The maximum aggregate amount payable by AGT pursuant to this Section 7.2 per AGT Target, if all milestone events are achieved, is [ * ].

7.3
Net Sales-Based Milestones.
7.3.1
In further consideration for the rights and licenses granted to AGT by Licensor under this Agreement, on an AGT Target–by–AGT Target basis, subject to Section 7.3.4, following the first achievement of each sales milestone event set forth in the left hand column of the table immediately below for an AGT Target, AGT shall make the corresponding one-time milestone payment in the corresponding amount set forth in the right hand column of the table immediately below.

Sales Milestone Event (per AGT Target)	One Time Net Sales-Based Milestone Payment Amount
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

7.3.2
AGT shall promptly notify Licensor in writing of the achievement of each milestone event set forth above following the end of the Calendar Year in which such milestone was achieved and shall make the corresponding milestone payment within [ * ] days after receipt by AGT of an invoice from Licensor promptly delivered after such notice.
7.3.3
Each milestone payment in this Section 7.3 shall be payable a maximum of one time per AGT Target, and no amounts shall be due for subsequent or repeated achievements of such milestone in subsequent Calendar Years by such AGT Target. The maximum aggregate amount payable by AGT pursuant to this Section 7.3 is [ * ] per AGT Target.
7.3.4
During any period during which the Royalty Term for a Licensed Product in a country has expired, Net Sales of such Licensed Product in such country shall be excluded from Net Sales for purposes of determining whether a sales milestone event in Section 7.3.1 has been achieved.
7.4
Royalties.
7.4.1
Royalty Rates. As further consideration for the rights granted to AGT hereunder, subject to Sections 7.4.2 and 7.4.3 and the other terms and conditions of this Agreement, on an AGT Target–by–AGT Target basis, AGT shall pay to Licensor a royalty on Net Sales in the Territory during each Calendar Year at the following rates:

Net Sales in the Territory of Licensed Products against each AGT Target in a Calendar Year	Royalty Rate
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
7.4.2
Royalty Term. AGT shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country during any period during which the Royalty Term for such Licensed Product in such country has expired. With respect to each Licensed Product in each country in the Territory, during any period during which the Royalty Term for such Licensed Product in such country has expired, Net Sales of such Licensed Product in such country shall be excluded from Net Sales, including for purposes of calculating the Net Sales thresholds and ceilings set forth in Section 7.4.1.

7.4.3
Reductions. Notwithstanding the foregoing:
(a)
on a Licensed Product–by–Licensed Product and country-by-country basis, if in a particular Calendar Quarter during the Royalty Term for such Licensed Product one or more Third Parties commences selling a Biosimilar Product in a country and the aggregate unit sales of such Licensed Product in such country in such Calendar Quarter has [ * ] in such country (as measured against the aggregate unit sales for such Licensed Product in such country in the Calendar Quarter immediately preceding the first sale of the applicable Biosimilar Product in such country), then the royalties payable on the Net Sales of such Licensed Product in such country shall be reduced by [ * ] of the amounts otherwise payable to Licensor under Section 7.4.1 [ * ].
(b)
On a country-by-country and Licensed Product–by–Licensed Product basis, if AGT, its Affiliates, or its Sublicensees [ * ] a license from a Third Party under such Third Party’s Patents for the Exploitation of the 4D Vector for use in one or more Licensed Products (which Patents are not specific to any AGT Payload) in the Field in a country of the Territory (in accordance with Section 8.5), then AGT shall have the right to credit [ * ] of all royalties and other amounts paid to such Third Party with respect to such Licensed Product and such country pursuant to such license agreement for the license to Exploit such Third Party’s Patents in connection with such Licensed Product in such country against any royalties owed to Licensor under Section 7.4.1 with respect to such Licensed Product and such country.
(c)
On a country-by-country and Licensed Product–by–Licensed Product basis, if there is not at least one (1) Valid Claim in (i) a Licensor Patent or Joint Patent that claims [ * ] Licensed Product (ii) an AGT [ * ] Patent that [ * ] in such country, then the royalties payable on the Net Sales of such Licensed Product in such country shall be reduced by [ * ] of the royalties otherwise payable under Section 7.4.1 for such Licensed Product and such country.
(d)
In no event shall the cumulative reductions under this Section 7.4.3 reduce the royalties payable by AGT to Licensor on the Licensed Products, on a country-by-country and Licensed Product–by–Licensed Product basis, in any Calendar Quarter by more than [ * ] of the amounts otherwise payable under Section 7.4.1, with respect to such Licensed Product and such country; [ * ].
7.5
Royalty Payments and Reports. AGT shall calculate all amounts payable to Licensor pursuant to Section 7.4 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 7.6. AGT shall pay to Licensor the royalty amounts due with respect to a given Calendar Quarter within [ * ] days after the end of such Calendar Quarter. Each payment of royalties due to Licensor shall be accompanied by a report setting forth, on a country-by-country and Licensed Product–by–Licensed Product basis, [ * ].
7.6
Mode of Payment; Conversion. All payments to Licensor under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Licensor may from time to time designate by notice to AGT. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), AGT shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards.

7.7
Withholding Taxes. Where any sum due to be paid to either Party hereunder is subject to any withholding or similar Tax, the Parties will use their reasonable efforts to do all such acts and things and to sign all such documents as shall enable them to take advantage of any applicable double taxation agreement or treaty, including, for the avoidance of doubt, a payee providing to the payor the documentation required by the jurisdiction of the payor to establish the payee’s entitlement to the benefits of the applicable double taxation agreement or treaty prior to the payment. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar Tax, the payor shall pay such Tax to the appropriate government authority, deduct the amount paid from the amount due to payee and secure and send to payee the best available evidence of such payment. If AGT assigns or otherwise transfers its rights and obligations hereunder to an Affiliate or Third Party and if such Affiliate or Third Party is required by Applicable Law to withhold any additional Tax from or in respect of any amount payable under this Agreement as a result of such assignment or transfer, then any such amount payable under this Agreement shall be increased to take into account the additional Tax withheld as may be necessary so that, after making all required withholdings, Licensor receives an amount equal to the sum it would have received as if such assignment or transfer had not occurred.
7.8
Interest on Late Payments. If any payment due to either Party under this Agreement is not paid when due, then such paying Party shall pay interest thereon (before and after any judgment) at an annual rate equal to the greater of (a) [ * ] or (b) [ * ], in each case (a) and (b), compounded monthly (or the highest rate allowed under Applicable Law), such interest to run from the date on which payment of such sum became due until payment thereof in full together with such interest.
7.9
Audit. AGT shall, and shall cause its Affiliates to, keep complete books and records pertaining to Net Sales of Licensed Products in sufficient detail to calculate all amounts payable hereunder. Such records shall be kept for (a) [ * ] following the end of the Calendar Quarter to which they pertain, or (b) such longer period as may be required under Applicable Law. Licensor shall have the right to have an independent, nationally recognized, certified public accountant reasonably acceptable to AGT audit AGT’s records to confirm Net Sales, royalties, and Net Sales-based milestone payments for a period covering not more than [ * ] years following the Calendar Quarter to which they pertain. Such audits may be conducted during normal business hours upon reasonable prior written notice to AGT, and, except for cause, may not (a) be conducted more than [ * ] in any [ * ] period or (b) [ * ]. The accountant shall disclose to Licensor only whether the reports are correct or not, and the specific details concerning any discrepancies and shall not disclose AGT’s Confidential Information to Licensor, except to the extent such disclosure is necessary to convey such discrepancies. The accountant shall enter into a customary confidentiality agreement with AGT. If there is no dispute regarding such audit and such audit concludes that (i) additional amounts were owed by AGT, then AGT shall pay the additional amounts, together with interest from the date originally due as provided in Section 7.8 within [ * ] days after invoicing following the accountant’s report, or (ii) excess payments were made by AGT, then AGT may credit such excess payments against payment payable to Licensor under this Agreement (or, if insufficient future payments to Licensor are anticipated under this Agreement, Licensor shall pay such amounts within [ * ] days after invoicing by AGT). Licensor shall bear the cost of such audit unless such audit discloses an underpayment by AGT of more than [ * ] of the amount of royalties or other payments due under this Agreement for the audited period, in which case, AGT shall bear the reasonable fees paid by Licensor to such auditor for such audit.
7.10
Audit Dispute. In the event of a dispute with respect to any audit under Section 7.9, Licensor and AGT shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within [ * ] days of either Party notifying the other of such dispute, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Expert”). The decision of the Audit Expert shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Expert shall determine. Not later than [ * ] days after such decision and in accordance with such decision, AGT shall pay the additional amounts (including, if the Audit Expert’s decision resolves the dispute in favor of Licensor, any reasonable fees paid by Licensor to such auditor for the resolution of such dispute), together with interest from the date originally due as provided in Section 7.8, or the Licensor shall reimburse the excess payments, as applicable.
7.11
Confidentiality. The receiving Party shall treat all Confidential Information subject to review under this ARTICLE 7 in accordance with the confidentiality provisions of ARTICLE 10 and the Parties shall cause the Audit Expert to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.
7.12
No Other Compensation. Each Party hereby agrees that the terms of this Agreement fully define all consideration, compensation, and benefits, monetary or otherwise, to be paid, granted, or delivered by one Party to the other Party in connection with the transactions contemplated herein. Neither Party previously has paid or entered into any other commitment to pay, whether orally or in writing, any of the other Party’s employees, directly or indirectly, any consideration, compensation or benefits, monetary or otherwise, in connection with the transaction contemplated herein.
ARTICLE 8

INTELLECTUAL PROPERTY
8.1
Ownership of Intellectual Property.
8.1.1
Ownership of IP. Subject to the rights and licenses granted under this Agreement, as between the Parties, each Party shall own and retain all right, title, and interest in and to any and all Know-How, Patents and other intellectual property Controlled by such Party as of the Effective Date or arising or acquired outside the scope of this Agreement.
8.1.2
Ownership of Foreground IP.
(a)
Subject to the rights and licenses granted under this Agreement, as between the Parties, [ * ], except to the extent that [ * ].
(b)
[ * ]. Each Party will have an equal and undivided joint ownership interest in and to Joint Know-How and Joint Patents. Each Party may exercise its ownership rights in and to such Joint Know-How and Joint Patents, including the right to license and sublicense or otherwise to exploit through multiple tiers, transfer or encumber its ownership interest, without any duty of accounting or other obligation to, or consent required from (where consent is required by Applicable Law, such consent is deemed hereby granted), the other Party, but subject to the licenses and other rights granted to the other Party under this Agreement and the other terms and conditions of this Agreement. Each Party will grant and hereby does grant to the other Party all further permissions, consents, and waivers with respect to, and all licenses under, Joint Know-How and Joint Patents, throughout the world, necessary to effectuate the foregoing.
8.1.3
United States Law. The determination of whether Know-How and inventions are conceived, discovered, developed, or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein in accordance with this Agreement, shall, for purposes of this Agreement, be made in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development, or making occurs.
8.2
Maintenance and Prosecution of Patents.
8.2.1
Patent Prosecution and Maintenance of Licensor Patents. Licensor shall have the sole right, through the use of internal or outside counsel of its own choice, prepare, file, prosecute, and maintain the Licensor Patents worldwide, at Licensor’s sole cost and expense. [ * ].
8.2.2
Patent Prosecution and Maintenance of AGT [ * ] Patents. AGT shall have the sole right (but not the obligation), through the use of internal or outside counsel of its own choice, prepare, file, prosecute, and maintain the AGT [ * ] Patents worldwide, at AGT’s sole cost and expense. [ * ].
8.2.3
Patent Prosecution and Maintenance of Joint Patents.
(a)
AGT shall have the first right (but not the obligation), through the use of internal or outside counsel, to prepare, file, prosecute, and maintain the Joint Patents worldwide, at AGT’s sole cost and expense. AGT [ * ] keep Licensor [ * ] informed of [ * ] with regard to the preparation, filing, prosecution, and maintenance of Joint Patents, including by providing Licensor with a copy of material communications to and from any patent authority in the Territory regarding such Joint Patents, and by providing Licensor drafts of any material filings or responses to be made to such patent authorities in the Territory [ * ] in advance of submitting such filings or responses so as to allow for a reasonable opportunity for Licensor to review and comment thereon. AGT shall consider in good faith the requests and suggestions of Licensor with respect to such AGT drafts and with respect to strategies for filing and prosecuting the Joint Patents in the Territory, [ * ]. AGT [ * ] inform Licensor of any adversarial patent office proceeding or sua sponte filing, including a request for, or filing or declaration of, any interference, opposition, or reexamination relating to a Joint Patent in the Territory. The Parties shall thereafter consult and cooperate to determine a course of action with respect to any such proceeding in the Territory and AGT shall consider in good faith all comments, requests and suggestions provided by Licensor. AGT shall not initiate any such adversarial patent office proceeding relating to a Joint Patent in the Territory without first consulting Licensor.

(b)
If AGT decides not to prepare, file, prosecute, or maintain a Joint Patent in a country or other jurisdiction in the Territory, AGT shall provide reasonable prior written notice to Licensor of such intention (which notice shall, in any event, be given no later than [ * ] days prior to the next deadline for any action that may be taken with respect to such Joint Patent in such country or other jurisdiction). Licensor shall then have the option, in its sole discretion, to assume the control and direction of the preparation, filing, prosecution, and maintenance of such Joint Patent at its expense in such country or other jurisdiction. In such case, upon Licensor’s written election provided no later than [ * ] days after such notice by AGT, Licensor may, in its sole discretion, continue or discontinue prosecution and maintenance of such Joint Patent.
(c)
Each Party agrees to cooperate fully in the preparation, filing, prosecution, and maintenance of Joint Patents under this Section 8.2.3 at its own cost. Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country as permitted by this Section 8.2.3; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, or maintenance of any such patent applications.
8.2.4
Patent Term Extension and Supplementary Protection Certificate. AGT shall have the sole right to obtain and maintain, and make decisions regarding patent term extensions and supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, with respect to the Licensed Products in any country or other jurisdiction and for applying, at its cost, with respect to (i) any Patents owned or controlled by AGT or its Affiliates and (ii) any Joint Patents. Licensor shall have the sole right to obtain and maintain, and make decisions regarding, any patent term extensions, supplementary protection certificates and their equivalent with respect to any Licensor Patent, at its own cost; [ * ].
8.2.5
Regulatory Patent Listings. AGT shall have the sole right to make all filings with Regulatory Authorities in the Territory with respect to any Patent listings for the Licensed Products. AGT shall consult with Licensor and consider Licensor’s comments in good faith with respect to the listing of any Licensor Patents or Joint Patents, and shall notify Licensor of any such listing of any Licensor Patents or Joint Patents promptly after they are made.
8.3
Enforcement and Defense of Patents.
8.3.1
Enforcement and Defense of Licensor Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened (a) infringement of any Licensor Patent by a Third Party (including alleged or threatened infringement based on the development, commercialization, or an application to market a product containing any Licensed Compound in the Territory) or (b) assertion of any invalidity or unenforceability of any of any Licensor Patent by any Third Party, in each case (a) and (b) in the Territory of which such Party becomes aware. Licensor shall have the first right, but not the obligation, to prosecute any the foregoing and Licensor shall retain control of the prosecution or defense of such claim, suit or proceeding. If Licensor prosecutes or defends any the foregoing with respect to any Licensor Patent, AGT shall, at the written request of Licensor, join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at its own expense; provided that Licensor shall retain control of the prosecution or defense of such claim, suit, or proceeding. If Licensor does not take commercially reasonable steps to prosecute or defend with respect to a Licensor Patent to the extent it claims or covers a Licensed Compound, (i) within [ * ] days following the first applicable notice provided above or (ii) provided that such date occurs after the first such notice is provided, [ * ] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then AGT may request from Licensor consent to prosecute or defend such claim at AGT’s own expense; provided that Licensor may withhold such consent in its reasonable discretion.
8.3.2
Enforcement and Defense of AGT [ * ] Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened (a) infringement of any AGT [ * ] Patent by a Third Party (including alleged or threatened infringement based on the development, commercialization, or an application to market a product containing any Licensed Compound in the Territory) or (b) assertion of any invalidity or unenforceability of any of any AGT [ * ] Patent by any Third Party, in each case (a) and (b) in the Territory of which such Party becomes aware. AGT shall have the sole right, but not the obligation, to prosecute any of the foregoing and AGT shall retain control of the prosecution or defense of such claim, suit or proceeding.
8.3.3
Enforcement and Defense of Joint Patents. Each Party shall promptly notify the other Party in writing of any alleged or threatened (a) infringement of any Joint Patent by a Third Party (including alleged or threatened infringement based on the development, commercialization, or an application to market a product containing any Licensed Compound in the Territory) or (b) assertion of any invalidity or unenforceability of any of the Joint Patents by any Third Party, in each case in the Territory of which such Party becomes aware. AGT shall have the first right, but not the obligation, to prosecute any the foregoing and AGT shall retain control of the prosecution or defense of such claim, suit or proceeding. If AGT prosecutes or defends any the foregoing with respect to any Joint Patent, Licensor shall, at the written request of AGT, join as a party to such claim, suit, or proceeding in the Territory and participate with its own counsel at AGT’s expense; provided that AGT shall retain control of the prosecution or defense of such claim, suit, or proceeding. If AGT does not take commercially reasonable steps to prosecute or defend with respect to a Joint Patent, then (i) within [ * ] days following the first applicable notice provided above or (ii) provided that such date occurs after the first such notice is provided, [ * ] before the time limit, if any, set forth in appropriate laws and regulations for filing of such actions, whichever comes first, then Licensor may request from AGT consent to prosecute or defend such claim at Licensor’s own expense; provided that AGT may withhold such consent in its reasonable discretion.
8.3.4
Patent Exclusivity Listings. If Licensor receives a copy of application or submission filed with a Regulatory Authority for Regulatory Approval of a Biosimilar Product (a “Biosimilar Application”) naming a Licensed Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA), Licensor shall, within [ * ], notify and provide AGT with copies of such communication. AGT shall have the sole right to designate the outside counsel and in-house counsel who shall receive confidential access to the Biosimilar Application. AGT shall have the sole right to list any Patents, including Joint Patents and Licensor Patents, insofar as they claim or cover the applicable Licensed Product as required pursuant the PHSA, to respond to any communications with respect to such lists from the filer of the Biosimilar Application, and to negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange than that specified in the PHSA, and AGT shall have the sole right to identify Patents or respond to communications under any equivalent or similar listing in any other jurisdiction in the Territory. AGT shall [ * ] with respect to any such listing of any Licensor Patents or Joint Patents, and shall [ * ] of any such listing of any Licensor Patents or Joint Patents [ * ].
8.3.5
Cooperation. The Parties agree to cooperate fully in any infringement or defense action pursuant to this Section 8.3. Where a Party brings such an action or defends a claim, the other Party shall, to the extent required by Applicable Law (or otherwise necessary for standing purposes), furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation or defend any invalidity or unenforceability claim in accordance with this Section 8.3 shall have the right to settle such claim; provided that neither Party shall have the right to settle any litigation under this Section 8.3 in a manner that admits to the invalidity or unenforceability of any Licensor Patent or Joint Patent (or otherwise affects the scope, validity or enforceability of such Licensor Patent or Joint Patent), that imposes any costs or liability on, or involves any admission of liability, wrongdoing or fault by, the other Party, without the express written consent of the other Party and [ * ]. The Party commencing the litigation or defending any claims shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.
8.3.6
Recovery. Any recovery realized as a result of such litigation described in Section 8.3.1 and 8.3.2 (whether by way of settlement or otherwise) shall be first allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursements are made shall be [ * ].
8.4
Infringement Claims by Third Parties. If the Manufacture, sale, or use of a Licensed Compound or Licensed Product in the Territory pursuant to this Agreement results in, or may result in, any claim, suit, or proceeding by a Third Party alleging patent infringement by AGT (or its Affiliates or Sublicensees) of such Third Party’s intellectual property rights specifically as a result of the use of a 4D Vector in such Licensed Compound or Licensed Product, AGT shall [ * ] notify Licensor thereof in writing. AGT shall have the sole right, but not the obligation, to defend and control the defense of any such claim, suit, or proceeding at its own expense (but subject to deduction as provided below), using counsel of its own choice. Licensor may participate in any such claim, suit, or proceeding with counsel of its choice at its own expense. Without limitation of the foregoing, if Licensor is required by Applicable Law or is otherwise necessary to be joined as a party to any such action, Licensor shall execute all papers and perform such acts as shall be reasonably required, at AGT’s expense. AGT shall keep Licensor reasonably informed of all material developments in connection with any such claim, suit, or proceeding.
8.5
Third Party Licenses. As between the Parties, AGT has the [ * ] right (but not the obligation), at its expense (subject to the royalty reduction set forth in Section 7.4.3(b)), to obtain licenses under any Third Party intellectual property to Exploit the Licensed Compounds and Licensed Products. Notwithstanding the foregoing, if [ * ].

8.6
Inventor’s Remuneration. Each Party shall be solely responsible for any remuneration that may be due such Party’s inventors under any applicable inventor remuneration laws.
8.7
Patent Marking. AGT shall, and shall require its Affiliates and Sublicensees to, mark all Licensed Products (or their packaging) sold by it or them hereunder in a reasonable manner consistent with industry custom and practice with appropriate patent numbers or indicia to the extent permitted by Applicable Law.
ARTICLE 9

PHARMACOVIGILANCE AND SAFETY
9.1
Safety Reporting and Pharmacovigilance Agreement. The Parties shall comply with any and all Applicable Laws in connection with the collection and reporting of safety data related to respective Party’s (or its Affiliate’s or sublicensee’s) products incorporating the 4D Vector. Prior to Initiation of a Phase I for each Licensed Product directed to each AGT Target, the Parties shall enter into an agreement to initiate a process for the mutual exchange of safety data (including post-marketing spontaneous reports received by each Party and its Affiliates) in a mutually agreed format in order to monitor the safety of such Licensed Product and any products incorporating the 4D Vector and to meet reporting requirements with any applicable Regulatory Authority.
9.2
Safety Information. All safety Know-How (including, for clarity, serious adverse event reports) in the Control of Licensor or its Affiliates with respect to the 4D Vector (including Conditioning Regimens applied to Clinical Studies of any products incorporating the 4D Vector ), that were made available to AGT or its Affiliates as of the Effective Date or that is provided during the Term pursuant to Section 3.5.1 or this ARTICLE 9 may be used solely as necessary or reasonably useful for AGT, its Affiliate or Sublicensees to obtain or maintain Regulatory Approvals for Licensed Products or to comply with its pharmacovigilance responsibilities for the use of the 4D Vector in a Licensed Product or to Exploit a Licensed Product in accordance with this Agreement. With respect to safety Know-How related to the 4D Vector generated or obtained by either Party after the Effective Date (including [ * ]), to the extent such safety Know-How is in the Control of that Party or its Affiliates, each Party shall provide the other Party with all such safety Know-How (and such other Party shall have the right to use such safety Know-How) as is necessary to comply with its pharmacovigilance responsibilities for (a) in the case of AGT, the use of the 4D Vector with Licensed Products or (b) in the case of Licensor, the use of the 4D Vector with products that are not Licensed Products. Any such safety Know-How shall be the disclosing Party’s Confidential Information and would be provided on an “as is where is” basis without any representation or warranty. For purposes of this Section, safety information shall include any adverse drug experiences, including from pre-clinical or clinical laboratory, animal toxicology and pharmacology studies, Clinical Studies, and commercial experiences.
9.3
Safety Databases. Licensor shall be the holder of any global safety database related to any products incorporating the 4D Vector (other than Licensed Products). AGT shall be solely accountable for reporting all safety information required to be submitted to the concerned Regulatory Authorities, ethics committees, institutional review boards or investigators as required by Applicable Laws related to Licensed Products. Where applicable and when applicable, AGT shall be solely responsible for pharmacovigilance activities related to Licensed Products in the respective country(ies) according to Applicable Laws. Licensor shall be solely responsible for reporting all safety information required to be submitted to the concerned Regulatory Authorities, ethics committees, institutional review boards or investigators as required by Applicable Laws related to any products incorporating the 4D Vector (other than the Licensed Product).
ARTICLE 10

Confidentiality AND Non-Disclosure
10.1
Confidentiality Obligations. At all times during the period set forth in Section 10.7, each Party shall, and shall cause its officers, directors, employees and agents to, keep confidential and not publish or otherwise disclose to a Third Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or such use is reasonably necessary for the performance of, or the exercise of its rights under, this Agreement. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 10.1 with respect to any Confidential Information shall not include any information that:
10.1.1
was publicly known and made generally available in the public domain prior to the time of disclosure to the receiving Party by the disclosing Party;
10.1.2
becomes publicly known and made generally available after disclosure to the receiving Party by the disclosing Party other than as a result of any wrongful act or a breach of this Agreement on the part of the receiving Party;
10.1.3
is in the possession of the receiving Party, without confidentiality restrictions, at the time of disclosure by the disclosing Party as shown by the receiving party’s files and records immediately prior to the time of disclosure; provided that the foregoing exception shall not apply to Joint Know-How;
10.1.4
is obtained by the receiving Party from a Third Party not under confidentiality obligations and without a breach of any obligations of confidentiality; or
10.1.5
was independently developed by the receiving Party without use of or benefit from Disclosing Party’s Confidential Information, as shown by the receiving Party’s files and records immediately prior to the time of disclosure; provided that the foregoing exception shall not apply to Joint Know-How.
10.2
Permitted Disclosures. The applicable Party may disclose Confidential Information to the extent that such disclosure is:
10.2.1
in the reasonable opinion of the receiving Party’s legal counsel, required to be disclosed pursuant to Applicable Law; provided that the receiving Party shall first have given prompt written notice (and to the extent possible, at least [ * ] notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information. In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of Confidential Information which the receiving Party reasonably determines is legally required to be disclosed;
10.2.2
made by or on behalf of AGT or, solely in the case of safety Know-How provided to Licensor under Section 9.2, Licensor to the Regulatory Authorities in connection with any filing, application, or request for Regulatory Approval; provided that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;
10.2.3
made by or on behalf of AGT or, solely in the case of safety Know-How provided to Licensor under Section 9.2, Licensor to a patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent; provided that (a) [ * ] unless [ * ] and (b) reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;
10.2.4
made to its or its Affiliates’ financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this Article; or
10.2.5
made by a Party or its Affiliates or (sub)licensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with (a) with respect to Licensor, use of safety Know-How disclosed by AGT pursuant to Section 9.2, and (b) with respect to AGT, the Exploitation of the Licensed Compounds, Licensed Products (and the 4D Vector solely for use in Licensed Compounds and Licensed Products), or otherwise in connection with the performance of its obligations or exercise of its rights under this Agreement; provided that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 11.
10.3
Use of Name. Except as expressly provided herein, neither Party nor its Affiliates shall mention or otherwise use the name, logo, or Trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, public marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 10.3 shall not prohibit either Party or its Affiliates from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party or its Affiliate are listed (or to which an application for listing has been submitted); provided that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than [ * ] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

10.4
Public Announcements. Subject to the remainder of this Section 10.4, neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except (a) for the joint press release in the form attached hereto as Schedule 10.4, which will be issued promptly after the Effective Date, (b) for any such disclosure that is reasonably determined by the disclosing Party to be required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted), or (c) to the extent information regarding this Agreement or its subject matter has already been publicly disclosed (other than as a result of a breach of this Agreement), each Party may subsequently disclose the same information to the public without the consent of the other Party, provided that such information remains true, accurate, and up to date. In the event a Party is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable (and in no event less than [ * ] prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Except as otherwise set forth in this Agreement with respect to Confidential Information of the other Party, (i) AGT, its Sublicensees and its and their respective Affiliates shall have the right to publicly disclose research, development, and commercial information (including with respect to regulatory matters) regarding the Licensed Compounds and Licensed Products, and (ii) Licensor, its licensees and its and their respective Affiliates shall have the right to publicly disclose research, development, and commercial information (including with respect to regulatory matters) generated by Licensor, its licensees and its and their respective Affiliates regarding the 4D Vector.
10.5
Publications. Each Party acknowledges that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the Development activities hereunder. Accordingly, Licensor shall not publish, present, or otherwise disclose, and shall cause its Affiliates and subcontractors and its and their employees and agents not to disclose, any material related to the Exploitation of the Licensed Compounds or Licensed Products without the prior written consent of AGT, and, for clarity, public announcements or other public disclosure or publications by AGT (and its Sublicensees) are subject to Section 10.6, if applicable. For clarity, this Section 10.5 shall not affect Licensor’s rights to publish, present, or otherwise disclose any information relating to (a) the 4D Vector independent of its use in Licensed Compounds or Licensed Products in the Field in the Territory, or (b) Licensor’s other products containing the 4D Vector.
10.6
Licensor Review. If AGT desires to issue any public announcement or other public disclosure or publication containing information specific to the 4D Vector (i.e., independent of its use in Licensed Compounds or Licensed Products), including [ * ] in each case, other than as permitted under Sections 10.4, AGT will provide Licensor with a copy of such public announcement, publication or other public disclosure. AGT will specify with each such public announcement, publication, or other public disclosure, taking into account the urgency of the matter being disclosed, a reasonable period of time (which will be no less than [ * ] unless earlier disclosure is required by Applicable Law) within which Licensor may provide any comments on such announcement or disclosure. If Licensor notifies AGT in writing that it does not have any comments to such public announcement, publication, or other public disclosure, then AGT may issue such public announcement, publication or other public disclosure in the form provided to

Licensor. If Licensor provides any comments, the Parties will consult on such public announcement, publication, or public disclosure and AGT will consider Licensor’s comments in good faith to prepare a mutually acceptable disclosure, provided that Licensor will have final decision-making authority with to the extent any such public announcement, publication or other public disclosure contains information specific to 4D Vector (i.e., independent of its use in Licensed Compounds or Licensed Products). For clarity, AGT shall not be required to seek the permission of Licensor to disclose (a) the joint press release in the form attached hereto Agreement as Schedule 10.4 or (b) to issue any public announcement, publication or other public disclosure solely to the extent the information contained therein has already been publicly disclosed (other than as a result of a breach of this Agreement), provided that such information remains true, accurate, and up to date as of such time of the disclosure.
10.7
Survival. All Confidential Information shall continue to be subject to the terms of this Agreement during the Term and for the period of [ * ] years after expiration or termination of this Agreement in its entirety, except that, with respect to Confidential Information comprising a trade secret of a Party, such obligations shall continue thereafter for as long as such Confidential Information qualifies as a trade secret under Applicable Law, provided such Party holding such Confidential Information as a trade secret notifies the other Party thereof.
ARTICLE 11

REPRESENTATIONS AND Warranties
11.1
Mutual Representations and Warranties. Licensor and AGT each represents and warrants to the other, as of the Effective Date, as follows:
11.1.1
Organization. It is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.
11.1.2
Authorization. The execution and delivery of this Agreement and the performance by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) such Party’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Party is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to such Party.
11.1.3
Binding Agreement. This Agreement is a legal, valid, and binding obligation of such Party enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).
11.1.4
No Inconsistent Obligation. It is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.
11.2
Additional Representations and Warranties of Licensor. Licensor further represents and warrants to AGT, as of the Effective Date, as follows:
11.2.1
All Licensor Patents existing as of the Effective Date are listed on Schedule 11.2.1 (the “Existing Licensor Patents”). All Existing Licensor Patents are (a) subsisting and, to Licensor’s Knowledge, are not invalid or unenforceable, in whole or in part, (b) are being diligently prosecuted in the respective patent offices in the Territory in accordance with Applicable Law, and (c) have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment.
11.2.2
There are no claims, judgments, or settlements against, or amounts with respect thereto, owed by Licensor or any of its Affiliates relating to the Existing Licensor Regulatory Documentation, the Existing Licensor Patents, or the Licensor Know-How. No claim or litigation has been brought or threatened by any Person alleging, and Licensor has no Knowledge of any claim, whether or not asserted, that the Existing Licensor Patents or the Licensor Know-How are invalid or unenforceable. To Licensor’s Knowledge, the Exploitation of the 4D Vector as contemplated herein, does not and will not violate, infringe, misappropriate, or otherwise conflict or interfere with any intellectual property or proprietary right of any Person. To Licensor’s Knowledge, no Person is infringing or threatening to infringe or misappropriating or threatening to misappropriate the Existing Licensor Patents or the Licensor Know-How in connection with any Competing Product in the Field.
11.2.3
Licensor is the sole and exclusive owner of the entire right, title and interest in the Existing Licensor Patents and the Licensor Know-How free of any encumbrance, lien, or claim of ownership by any Third Party.
11.2.4
Licensor is entitled to grant the licenses to AGT specified herein under the terms and conditions of this Agreement. The Existing Licensor Patents represent all Patents within Licensor’s or its Affiliates’ ownership or Control relating to the Exploitation of the 4D Vector in connection with a Licensed Compound or Licensed Product in the Field.
11.2.5
Except for [ * ], neither Licensor nor its Affiliates have licensed, authorized, appointed, or otherwise enabled any Third Party to directly or indirectly, research, develop, commercialize, or otherwise exploit any AAV-based gene therapy product that is directed to the Initial Target, any of the Reserved Target Candidates as defined in subsections (a)-(c) of the definition thereof, or any Rare Ophthalmology Target in any country or other jurisdiction in the Territory.
11.2.6
Licensor has the right to use all Licensor Know-How and Existing Licensor Patents necessary for AGT to Manufacture and use the 4D Vector as contemplated herein. Licensor has the right to provide the Transferred Materials to AGT for use as contemplated in this Agreement.
11.2.7
Licensor has provided to AGT copies of [ * ] provided to or made available to AGT by Licensor prior to the Effective Date, are true, complete, and correct.

11.2.8
Licensor and its Affiliates have generated, prepared, maintained, and retained all material safety data in its or its Affiliates possession and Control with respect to the 4D Vector that is required to be maintained or retained pursuant to and in accordance with Applicable Law, and all such information is true, complete, and correct and what it purports to be. Licensor has made available to AGT all material safety Licensor Know-How in the possession and Control of Licensor or its Affiliates with respect to the 4D Vector.
11.2.9
[ * ] any Existing Licensor Patents or any Licensor Know-How has assigned and has executed an agreement assigning its entire right, title, and interest in and to such Existing Licensor Patents and Licensor Know-How to Licensor. To Licensor’s Knowledge, no current officer, employee, agent, or consultant of Licensor or any of its Affiliates is in violation of any term of any assignment or other agreement regarding the protection of Patents or other intellectual property or proprietary information of Licensor related to the Existing Licensor Patents or Licensor Know-How.
11.2.10
Licensor has [ * ] all Licensor Know-How developed or delivered by any Third Party under any agreements between Licensor and any such Third Party with respect to the 4D Vector, and Licensor [ * ] under each such agreement to transfer such Licensor Know-How to AGT and its designees and to [ * ] such Licensor Know-How in the Exploitation of the Licensed Compounds or Licensed Products in the Field.
11.2.11
Neither Licensor nor any of its Affiliates, nor any of its or their respective officers, employees, or agents has [ * ].
11.2.12
Licensor has conducted, and has caused its contractors and consultants to conduct, any and all Development of the Licensor Know-How and the 4D Vector in accordance with Applicable Law. [ * ]
11.2.13
There are no amounts that are (or, under any agreements existing as of the Effective Date, will be) required to be paid to a Third Party as a result of the use of the 4D Vector in the Development or Commercialization of the Licensed Compounds or Licensed Products in the Field that arise out of [ * ].
11.2.14
Licensor and its Affiliates have never been, are not currently, nor are they the subject of a proceeding that could lead to it or its Affiliates becoming a Debarred Entity, Excluded Entity or Convicted Entity and it and its Affiliates shall not use in any capacity, in connection with the obligations to be performed under this Agreement, any person who is a Debarred Individual, Excluded Individual or a Convicted Individual. For purposes of this provision, the following definitions shall apply:
(a)
A “Debarred Individual” is an individual who has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from providing services in any capacity to a person that has an approved or pending drug or biological product application.
(b)
A “Debarred Entity” is a corporation, partnership or association that has been debarred by the FDA pursuant to 21 U.S.C. §335a (a) or (b) from submitting or assisting in the submission of any abbreviated drug application, or a subsidiary or Affiliate of a Debarred Entity.

(c)
An “Excluded Individual” or “Excluded Entity” is (i) an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal health care programs such as Medicare or Medicaid by the Office of the Inspector General (OIG/HHS) of the U.S. Department of Health and Human Services, or (ii) is an individual or entity, as applicable, who has been excluded, debarred, suspended or is otherwise ineligible to participate in federal procurement and non-procurement programs, including those produced by the U.S. General Services Administration (GSA).
(d)
A “Convicted Individual” or “Convicted Entity” is an individual or entity, as applicable, who has been convicted of a criminal offense that falls within the ambit of 21 U.S.C. §335a (a) or 42 U.S.C. §1320a - 7(a), but has not yet been excluded, debarred, suspended, or otherwise declared ineligible.
(e)
“FDA’s Disqualified/Restricted List” is the list of clinical investigators restricted from receiving investigational drugs, biologics, or devices if the FDA has determined that the investigators have repeatedly or deliberately failed to comply with regulatory requirements for studies or have submitted false Know-How to the study sponsor or the FDA.
11.2.15
The inventions claimed or covered by the Existing Licensor Patents (a) were not conceived, discovered, developed, or otherwise made in connection with any research activities funded, in whole or in part, by the federal government of the United States or any agency thereof, and (b) are not a “subject invention” as that term is described in 35 U.S.C. Section 201(f).
11.2.16
Neither Licensor nor its Affiliates have disclosed to AGT or its Affiliates any Excluded Licensor IP or any trade secrets of Licensor or its Affiliates other than [ * ] during diligence regarding the negotiation of this Agreement.
11.2.17
The representations and warranties of Licensor in this Agreement, and the Know-How, documents and materials [ * ].
11.3
Licensor Covenants.
11.3.1
Licensor covenants that, as of the Effective Date, neither Licensor nor any of its Affiliates has granted, and during the Term, neither Licensor nor its Affiliates shall grant, any right or license to any Third Party that would conflict with or limit the scope of any of the rights or licenses granted to AGT hereunder.
11.3.2
Licensor covenants that it has obtained or will obtain written agreements from each of its employees, consultants, contractors and agents who perform research or development activities related to the 4D Vector or otherwise participate in the exploitation of the 4D Vector, or are involved in the generation of Know-How or Patents that are necessary or reasonably useful for the exploitation of the 4D Vector, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign inventions in a manner consistent with the provisions of this Agreement.
11.3.3
Licensor covenants that it shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement.

11.4
AGT Covenants.
11.4.1
Unless and until the 4D Vector sequence becomes publicly identifiable, AGT covenants that it shall not, and shall not permit any of its Affiliates or authorize any of its Sublicensees to, [ * ]. For clarity, the foregoing does not restrict AGT, its Affiliates or Sublicensees from [ * ] for purposes of [ * ].
11.4.2
Unless otherwise agreed by the Parties (or their respective Affiliates) or AGT, its Affiliates or Sublicensees otherwise have the right to do so (e.g., through a sublicense from a Third Party that has such rights from Licensor), AGT covenants that it shall not, and shall not authorize any of its Affiliates or Sublicensees to, (a) [ * ] or (b) [ * ], in each case, outside the scope of the licenses or covenant not to sue or other rights granted to AGT in this Agreement.
11.4.3
AGT covenants that it has obtained or will obtain written agreements from each of its employees, consultants, contractors, and agents who perform research or development activities pursuant to this Agreement or otherwise participate in the Exploitation of the 4D Vector pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign inventions in a manner consistent with the provisions of this Agreement.
11.4.4
AGT covenants that it shall comply with Applicable Law in the course of performing its obligations or exercising its rights pursuant to this Agreement.
11.5
DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE 12

Indemnity
12.1
Indemnification of Licensor. AGT shall indemnify Licensor, its Affiliates and its and their respective directors, officers, employees, and agents (the “Licensor Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Licensor Indemnitees arising from or occurring as a result of: (a) the material breach by AGT or its Affiliates of this Agreement (including any representation, warranty or covenant in this Agreement); (b) the gross negligence, reckless or willful misconduct on the part of AGT or its Affiliates or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement, or (c) the Exploitation of Licensed Compounds and Licensed Products by AGT or its

Affiliates, in each case (a) through (c), except to the extent Licensor has an obligation to indemnify AGT pursuant to Section 12.2.
12.2
Indemnification of AGT. Licensor shall indemnify AGT, its Affiliates and their respective directors, officers, employees, and agents, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the material breach by Licensor or its Affiliates of this Agreement (including any representation, warranty or covenant in this Agreement); (b) the gross negligence, reckless or willful misconduct on the part of Licensor or its Affiliates or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement; (c) Licensor’s or its Affiliate’s or (sub)licensee’s use or other Exploitation of the 4D Vector, other than the Exploitation of Licensed Compounds, Licensed Products, or the AGT Payloads by AGT or its Affiliates under this Agreement, or (d) Licensor’s or its Affiliate’s or (sub)licensee’s use or reliance on any Regulatory Documentation or safety data for which rights are granted by AGT to Licensor under this Agreement, in each case (a) through (d), except to the extent AGT has an obligation to indemnify Licensor pursuant to Section 12.1.
12.3
Notice of Claim. All indemnification claims in respect of a Party, its Affiliates, or their respective directors, officers, employees, and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 12, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.
12.4
Control of Defense.
12.4.1
In General. Subject to the provisions of Section 8.4, at its option based on reasonable determination that it is obligated under Section 12.1 or 12.2, as applicable, to assume the defense of any Third Party Claim, the indemnifying Party may assume the defense of such Third Party Claim by giving written notice to the Indemnified Party within [ * ] days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party which shall be reasonably acceptable to the Indemnified Party. If the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 12.4.2, the indemnifying Party shall not be liable to the

Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. To the extent it is ultimately determined by a court of competent jurisdiction that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.
12.4.2
Right to Participate in Defense. Without limiting Section 12.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.4.1 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.
12.4.3
Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate; provided, however, that the indemnifying Party shall not settle any such Third Party Claim without the prior written consent of the Indemnified Party if such settlement does not include a complete release from liability with respect to the Third Party Claim or includes any admission of wrongdoing by the Indemnified Party or that any intellectual property or proprietary right of the Indemnified Party or this Agreement is invalid, narrowed in scope, or unenforceable. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise, or dispose of, any Third Party Claim without the prior written consent of the indemnifying Party, which consent shall not to be unreasonably withheld, conditioned, or delayed. The indemnifying Party shall not be liable for any settlement, compromise or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed.

12.4.4
Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information, and testimony, provide such witnesses, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include reasonable retention by the Indemnified Party of records and information that are reasonably relevant to such Third Party Claim and making the Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
12.4.5
Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a monthly basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.
12.5
Special, Indirect, and Other Losses. EXCEPT (A) FOR WILLFUL MISCONDUCT, (B) FOR A PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 10, AND (C) TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 12, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE FOR INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING LOSS OF PROFITS OR BUSINESS INTERRUPTION, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE 4D VECTOR, LICENSED COMPOUND OR LICENSED PRODUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
12.6
Insurance. Each Party shall have and maintain such type and amounts of insurance covering its obligations under this Agreement as is (a) normal and customary in the pharmaceutical industry generally for parties similarly situated to such Party and its Affiliates and (b) otherwise required by Applicable Law. Notwithstanding the foregoing, AGT may self-insure, in whole or in part, the insurance requirements described above.
ARTICLE 13

Term and Termination
13.1
Term.
13.1.1
Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect on a Licensed

Product-by-Licensed Product basis, until the expiration of the last-to-expire Royalty Term for such Licensed Product (such period, the “Term”).
13.1.2
Effect of Expiration of the Term. Following the expiration of the Term for a Licensed Product, the grants in Sections 3.5.1(d) and 6.1 for such Licensed Product shall become fully-paid, royalty-free and irrevocable.
13.2
Termination for Material Breach.
13.2.1
Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party fails to cure such breach within [ * ] days [ * ] after receipt of the Default Notice or if such compliance cannot be fully achieved within such [ * ] day period [ * ] and the Breaching Party has failed to commence compliance or has failed to use diligent efforts to achieve full compliance as soon thereafter as is reasonably possible, the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. If the Breaching Party disputes that it has materially breached one of its material obligations under this Agreement, the dispute shall be resolved pursuant to Section 14.6. Notwithstanding the foregoing, in the event of a good faith dispute as to whether a material breach by either Party allowing for termination hereunder has occurred, the foregoing cure period with respect thereto shall be tolled pending final resolution of such dispute in accordance with the terms of this Agreement; provided that, if such dispute relates to payment, such tolling of the cure period shall only apply with respect to payment of the disputed amounts, and not with respect to any undisputed amount.
13.2.2
Limitations on Termination for Material Breach. Notwithstanding Section 13.2.1, if the material breach and failure to cure contemplated by Section 13.2.1 is with respect to AGT’s diligence obligations under this Agreement, Licensor shall not have the right to terminate this Agreement in its entirety, but shall have the right to terminate this Agreement [ * ].
13.3
Termination for Convenience. AGT may terminate this Agreement in its entirety, or with respect to one or more Licensed Products or AGT Targets for any or no reason, upon [ * ] days’ prior written notice to Licensor.
13.4
Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver, manager or trustee over substantially all of its property, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [ * ] days of the filing thereof, or (g) experiences an event analogous to any of the foregoing in any jurisdiction in which any of its assets are situated, then the other Party may terminate this Agreement effective immediately upon written notice to such Party.

13.5
Rights in Bankruptcy.
13.5.1
Applicability of 11 U.S.C. § 365(n). All rights and licenses granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such intellectual property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.
13.5.2
Rights of non-Debtor Party in Bankruptcy. If a bankruptcy proceeding is commenced by or against Licensor under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, [ * ].
13.5.3
AGT Rights in Lieu of Termination. If AGT has the right to terminate this Agreement under Section 13.2, in whole or in part, due to a material breach by Licensor of Section [ * ] or a material breach by Licensor of Section [ * ] of which Licensor had Knowledge as of the Effective Date, then AGT may (in its discretion), in lieu of terminating this Agreement (in whole or in part) elect by written notice to Licensor to reduce [ * ] payable to AGT under this Agreement by [ * ].
13.6
Termination for Patent Challenge. Licensor will have the right to terminate this Agreement upon [ * ] days’ prior written notice to AGT (such notice to include the details of the Patent Challenge) if AGT or any of its Affiliates commences any Patent Challenge and fails to withdraw, rescind or terminate such Patent Challenge within such [ * ] day period. In the event any Sublicensee of AGT that has a sublicense under the rights granted to AGT pursuant to Section 6.1.1 (and excluding for clarity any subcontractors appointed by AGT pursuant to Section 6.5) commences any Patent Challenge with respect to a Licensor Patent for which it has rights and fails to withdraw, rescind or terminate such Patent Challenge within [ * ] days after written notice to AGT from Licensor thereof (such notice to include the details of the Patent Challenge), AGT shall, upon written request by Licensor, promptly send written notice to terminate the applicable sublicense agreement to such Sublicensee. Notwithstanding the foregoing, Licensor shall not have the right to terminate this Agreement and AGT shall not be obligated to terminate the applicable sublicense agreement with such Sublicensee if such Patent Challenge is [ * ].
13.7
Effects of Termination.
13.7.1
In Entirety. In the event of a termination of this Agreement in its entirety by either Party for any reason, all rights and licenses granted by each Party to the other hereunder shall immediately terminate.
13.7.2
With respect to a Terminated Product or Terminated Target. In the event of termination (but not expiration) of this Agreement with respect to a Terminated Product or Terminated Target (but not in the case of any termination of this Agreement in its entirety), (a) all rights and licenses granted by Licensor to AGT hereunder shall automatically be deemed to be amended to exclude, if applicable, the rights with respect to such Terminated Product or Terminated Target, as applicable, and (b) all diligence and other obligations of AGT with respect to such Terminated Product and Terminated Target, as applicable, shall cease.
13.7.3
Sublicenses. If this Agreement terminates, the following shall apply to any AGT sublicense agreement existing as of the effective date of such termination, but only if the Sublicensee is not in material breach of such sublicense agreement at such time: [ * ].
13.8
Accrued Rights; Surviving Obligations.
13.8.1
Except as otherwise expressly provided herein, termination or expiration of this Agreement (either in its entirety or with respect to one or more Terminated Products or Terminated Targets) for any reason in accordance with the provisions hereof shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration and shall not limit remedies that may otherwise be available in law or equity. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, Section 3.5.1(d) (with respect to the rights granted to Licensor thereunder), Section 6.2 (solely in the case of expiration, but not termination), Section 6.3 (but solely in the event of termination of this Agreement by AGT pursuant to Section 13.3 or by Licensor pursuant to Section 13.2, Section 13.4, or Section 13.6, or expiration of this Agreement), Section 6.7, Sections 7.6 through 7.10 and Section 7.12 (solely with respect to payment obligations arising before termination), Section 8.1, Section 8.2.3, Section 11.5, Section 13.1.2, Section 13.7 (as applicable), and this Section 13.8, and ARTICLE 1, ARTICLE 9, ARTICLE 10 (for the period set forth in Section 10.7), ARTICLE 12, and ARTICLE 14 of this Agreement shall survive the termination or expiration of this Agreement for any reason. If this Agreement is terminated with respect to the Terminated Product or Terminated Target, but not in its entirety, then following such termination the foregoing provisions of this Agreement shall remain in effect with respect to the Terminated Product or Terminated Target (to the extent they would survive and apply in the event the Agreement expires or is terminated in its entirety), and all provisions not surviving in accordance with the foregoing shall terminate upon termination of this Agreement with respect to the Terminated Product and be of no further force and effect (and, for purposes of clarity, all provisions of this Agreement shall remain in effect with respect to all AGT Targets other than the Terminated Targets).
13.8.2
Notwithstanding the termination of AGT’s licenses and other rights under this Agreement or with respect to a particular Terminated Product or Terminated Target, as the case may be, (a) AGT shall have the right for [ * ] months after the effective date of such termination to sell or otherwise dispose of all Licensed Product then in its inventory and any in-progress inventory, as though this Agreement had not terminated with respect to such Terminated Product or Terminated Target, as applicable, and such sale or disposition shall not constitute infringement of Licensor’s or its Affiliates’ Patent or other intellectual property or other proprietary rights and [ * ]. For purposes of clarity, in case of sales under foregoing clause (a) AGT shall continue to make payments thereon as provided in ARTICLE 7 (as if this Agreement had not terminated with respect to such Licensed Product). In addition, unless otherwise mutually agreed by the Parties, upon the termination of this Agreement, AGT shall destroy any remaining quantities of Transferred Materials.
ARTICLE 14

Miscellaneous
14.1
Force Majeure. Except with respect to payments of monies hereunder, neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, pandemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [ * ] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.
14.2
Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.
14.3
Assignment.
14.3.1
Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided that either Party may make such an assignment without the other Party’s consent to its Affiliate or to a successor, whether in a merger, sale of stock, sale of assets or any other transaction, of the business to which this Agreement relates. With respect to an assignment to an Affiliate, the assigning Party shall remain responsible for the performance by such Affiliate of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Section 14.3 shall be void and of no effect. All validly assigned and delegated rights and obligations of a Party hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of such Party, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement.

14.3.2
Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, if this Agreement is assigned by a Party as permitted under this Section 14.3 to an Acquirer in a Change of Control, then the Patents, Know-How or other intellectual property rights of any such Acquirer that (a) were controlled by such Acquirer (and not such Party or any of its Affiliates prior to such Change of Control) immediately prior to such Change of Control (other than as a result of a license or other grant of rights, covenant or assignment by such Party or its other Affiliates to, or for the benefit of, such successor) or (b) are developed by such Acquirer after such Change of Control outside of the scope of this Agreement or through activities that were Segregated, in each case (a) and (b), will be deemed not to be “Controlled” by such Party for purposes of this Agreement.
14.3.3
Notwithstanding the foregoing or anything herein to the contrary, Licensor may assign, pledge, grant a security interest in, encumber, or otherwise transfer or distribute its right to receive milestone payments under Sections 7.2 and 7.3 and royalties under Section 7.4 to a Third Party pursuant to a royalty monetization transaction, royalty buyout, revenue participation, royalty or revenue purchase, synthetic royalty assignment or any similar structure or transfer transaction. AGT agrees that, to the extent necessary for such counterparty to confirm the payments it is entitled to receive with respect to such transaction, Licensor may disclose to the counterparty of such transaction any royalty payments, milestone payments and royalty reports relating to the royalties or milestone interests transferred as part of such transaction permitted under this Section 14.3.3; provided that such counterparty is under obligations of confidentiality and non-use with respect to Confidential Information included in such disclosures that are substantially the same as the terms of ARTICLE 10.
14.4
Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.
14.5
Governing Law, Jurisdiction and Service.
14.5.1
Governing Law. This Agreement or the performance, enforcement, breach, or termination hereof shall be interpreted, governed by, and construed in accordance with the laws of the State of New York, United States (including New York General Obligations Law §5-1401), excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

14.5.2
Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.7.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.
14.6
Dispute Resolution.
14.6.1
Except for disputes resolved by the procedures set forth in Section 7.10 or 14.10, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 14.6. Any Dispute shall first be referred to a designated senior executive for each of the Parties, each of whom shall have the authority to resolve such Dispute on behalf the Party. The designated executives shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the senior executives of each Party shall be conclusive and binding on the Parties. If the senior executives are not able to agree on the resolution of any such Dispute within [ * ] days (or such other period of time as mutually agreed by the senior executives) after such Dispute was first referred to them, then each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the state and federal courts of New York, New York for any matter arising out of or relating to this Agreement and the transactions contemplated hereby, and (a) agrees not to commence any litigation relating thereto except in such courts, (b) waives any objection to the laying of venue of any matter arising out of this Agreement or the transactions contemplated hereby in the state and federal courts of New York, New York, and (c) waives and agrees not to plead or claim in any such court that any such matter brought in any such court has been brought in an inconvenient forum. The Parties agree that a final judgment in any such matter shall be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement shall be exclusively conducted in the English language.
14.6.2
Notwithstanding anything herein to the contrary, nothing in this Section 14.6 shall preclude either Party from seeking interim or provisional relief pursuant to Section 14.10, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section shall be specifically enforceable.
14.7
Notices.
14.7.1
Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand, or (b) by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.7.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.7.1. Such notice shall be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 14.7.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
14.7.2
Address for Notice.

If to AGT, to:

[ * ]

with a copy (which shall not constitute notice) to:

[ * ]

If to Licensor, to:

[ * ]

with a copy (which shall not constitute notice) to:

[ * ]

with a copy (which shall not constitute notice) to:

[ * ]

14.8
Entire Agreement; Amendments. This Agreement, together with the Schedules attached hereto, and the pharmacovigilance agreement contemplated by Section 9.1, set forth and constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby. For clarity, the Existing CDA shall survive for purposes of discussions unrelated to this Agreement (e.g., non-ophthalmology AAV vectors). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.
14.9
English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.
14.10
Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in [ * ] are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Section or Articles may result in irreparable injury to such other Party for which there shall be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Section or Articles, the non-breaching Party shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance, and an equitable accounting of all earnings, profits, and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy. Nothing in this Section 14.10 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.
14.11
Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party, whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
14.12
No Benefit to Third Parties. Except as provided in ARTICLE 12, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their respective successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
14.13
Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
14.14
Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and AGT, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency. Neither Licensor, on the one hand, nor AGT, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.
14.15
Performance by Affiliates. AGT may use one or more of its Affiliates to perform its obligations and duties hereunder and such AGT Affiliates are expressly granted certain rights herein; provided that each such Affiliate shall be bound by the corresponding obligations of AGT and, subject to an assignment to such Affiliate pursuant to Section 14.3, AGT shall remain liable hereunder for the prompt payment and performance of all their respective obligations hereunder.

14.16
Counterparts; Electronic Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party as if they were original signatures.
14.17
References. Unless otherwise specified, (a) references in this Agreement to any Article, Section or Schedule shall mean references to such Article, Section or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument, or other document in this Agreement refer to such agreement, instrument, or other document as originally executed or, if subsequently amended, replaced, or supplemented from time to time, as so amended, replaced, or supplemented and in effect at the relevant time of reference thereto.
14.18
Schedules. In the event of any inconsistencies between this Agreement and any schedules or other attachments hereto, the terms of this Agreement shall control.
14.19
Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including,” “include,” or “includes” as used herein shall mean “including, but not limited to,” and shall not limit the generality of any description preceding such term. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto. Each Party represents that it has been represented by legal counsel in connection with this Agreement and acknowledges that it has participated in the drafting hereof. In interpreting and applying the terms and provisions of this Agreement, the Parties agree that no presumption will apply against the Party which drafted such terms and provisions.

{Signature Page Follows}

THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

4D Molecular Therapeutics, Inc.	Astellas Gene Therapies, Inc.
By: Name: David Kirn Title: Chief Executive Officer	By: Name: Morten Sogaard Title: President

Signature Page to License Agreement

Schedule 1.1

4D Vector Sequence

[ * ]

Schedule 1.94

Rare Ophthalmology Targets

Gene	Other Name
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]
[ * ]	[ * ]

[ * ]	[ * ]

Schedule 10.4

Form of Joint Press Release

Astellas and 4D Molecular Therapeutics (4DMT) Enter into License Agreement to Use 4DMT’s Proprietary Intravitreal R100 Vector for Rare Ophthalmic Targets

TOKYO and EMERYVILLE, Calif., July 10, 2023 – Astellas Pharma Inc. (TSE: 4503, President and CEO: Naoki Okamura, “Astellas”) and 4D Molecular Therapeutics, Inc. (NASDAQ: FDMT, CEO: David Kirn, MD, “4DMT”) today announced a license agreement under which Astellas gains rights to utilize the intravitreal retinotropic R100* vector invented by 4DMT for one genetic target implicated in rare monogenic ophthalmic disease(s), with options to add up to two additional targets implicated in rare monogenic ophthalmic diseases after paying additional option exercise fees.

R100 is an adeno-associated virus (AAV) vector invented by 4DMT for intravitreal delivery. It has the ability to penetrate the internal limiting membrane barrier and to efficiently transduce the entire retina, resulting in robust transgene expression within retinal cells. All three 4DMT clinical-stage ophthalmic product candidates utilize the R100 vector, including 4D-150 for wet age-related macular degeneration and diabetic macular edema.

Under the terms of the agreement, 4DMT will provide its proprietary R100 vector technology to Astellas to deliver Astellas’ unique genetic payloads for the treatment of rare monogenic diseases. Astellas will conduct all subsequent research, development, manufacturing, and commercialization activities. 4DMT will receive US$20 million upfront, and potential future option fees and milestones of up to US$942.5 million including potential near-term development milestones of US$15 million for the initial target. In addition, 4DMT is entitled to receive mid-single digit to double-digit, sub-teen royalties on net sales of all licensed products.

“This collaboration with Astellas, a leader in AAV gene therapy, continues to validate R100 for routine intravitreal low dose delivery of genetic payloads for the treatment of retinal diseases,” said David Kirn, M.D., Co-Founder and Chief Executive Officer of 4DMT. “With over 70 patients dosed to-date with R100-based product candidates in wet age-related macular degeneration and rare ophthalmic diseases, this collaboration also demonstrates the modularity of the Therapeutic Vector Evolution platform resulting in efficient design and development of new intravitreal products. 4DMT retains rights to large market non-hereditary ophthalmic diseases.”

Adam Pearson, Chief Strategy Officer (CStO) at Astellas said, “At Astellas, we have a strong commitment to developing novel treatments for ophthalmic diseases, and have positioned Blindness & Regeneration as one of the Primary Focuses of our R&D strategy. Staying at the forefront of gene therapy technology is a key part of our strategy. We believe that this collaboration will bring synergies between the two companies' cutting-edge research, and will ultimately lead to the development of new therapeutics for patients with ophthalmic diseases at high risk of blindness.”

*R100 Structure & Target Vector Profile ~Intravitreal Delivery for Retinal Diseases~

A)
Naturally occurring vectors cannot effectively reach the retina from the vitreous due to the inner limiting membrane (ILM)
B)
Therefore in many cases, genetic medicines utilizing naturally occuring vectors require subretinal injection via vitrectomy surgery
C)
R100 was customized and evolved to overcome the ILM barrier and transduce the retina with a routine intravitreal injection

About Astellas

Astellas Pharma Inc. is a pharmaceutical company conducting business in more than 70 countries around the world. We are promoting the Focus Area Approach that is designed to identify opportunities for the continuous creation of new drugs to address diseases with high unmet medical needs by focusing on Biology and Modality. Furthermore, we are also looking beyond our foundational Rx focus to create Rx+® healthcare solutions that combine our expertise and knowledge with cutting-edge technology in different fields of external partners. Through these efforts, Astellas stands on the forefront of healthcare change to turn innovative science into VALUE for patients. For more information, please visit our website at https://www.astellas.com/en.

About 4DMT

4DMT is a clinical-stage biotherapeutics company harnessing the power of directed evolution for genetic medicines targeting large market diseases. 4DMT seeks to unlock the full potential of genetic medicines using its proprietary invention platform, Therapeutic Vector Evolution, which combines the power of the Nobel Prize-winning technology, directed evolution, with approximately one billion synthetic AAV capsid-derived sequences to invent customized and evolved vectors for use in our product candidates. All of our vectors are proprietary to 4DMT and were invented at 4DMT, including the vectors utilized in our clinical-stage and preclinical pipeline product candidates: R100, A101, and C102. The Company is initially focused on five clinical-stage product candidates in three therapeutic areas for both rare and large market diseases: ophthalmology, pulmonology, and cardiology. The 4DMT customized and evolved vectors were invented with the goal of being delivered at relatively low doses through clinically routine, well-tolerated, and minimally invasive routes of administration, transducing diseased cells in target tissues efficiently, having reduced immunogenicity and, where relevant, having resistance to pre-existing antibodies. 4DMT is currently advancing five product candidates in clinical development: 4D-150 for wet AMD and DME, 4D-710 for cystic fibrosis lung disease, 4D-310 for Fabry disease cardiomyopathy, 4D-125 for XLRP, and 4D-110 for choroideremia. The 4D preclinical product candidates in development are: 4D-175 for geographic atrophy and 4D-725 for AATLD.

4D-150, 4D-710, 4D-310, 4D-125, and 4D-110 are our product candidates in clinical development and have not yet been approved for marketing by the US FDA or any other regulatory authority. No representation is made as to the safety or effectiveness of 4D-150, 4D-710, 4D-310, 4D-125, or 4D-110 for the therapeutic uses for which they are being studied.

4D Molecular Therapeutics™, 4DMT™, Therapeutic Vector Evolution™, and the 4DMT logo are trademarks of 4DMT.

Cautionary Notes (Astellas)

In this press release, statements made with respect to current plans, estimates, strategies and beliefs and other statements that are not historical facts are forward-looking statements about the future performance of Astellas. These statements are based on management’s current assumptions and beliefs in light of the information currently available to it and involve known and unknown risks and uncertainties. A number of factors could cause actual results to differ materially from those discussed in the forward-looking statements. Such factors include, but are not limited to: (i) changes in general economic conditions and in laws and regulations, relating to pharmaceutical markets, (ii) currency exchange rate fluctuations, (iii) delays in new product launches, (iv) the inability of Astellas to market existing and new products effectively, (v) the inability of Astellas to continue to effectively research and develop products accepted by customers in highly competitive markets, and (vi) infringements of Astellas’ intellectual property rights by third parties.

Information about pharmaceutical products (including products currently in development) which is included in this press release is not intended to constitute an advertisement or medical advice.

4D Molecular Therapeutics’ Forward Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding the therapeutic potential, abilities, safety and efficacy of 4D Molecular Therapeutics’ proprietary intravitreal R100 vector, including in connection with Astellas’ use thereof pursuant to the License Agreement, the potential benefits or applications of 4D Molecular Therapeutics’ Vector Evolution platform, including any other vectors developed through the Vector Evolution platform, and the amount of potential milestone and option payments payable under the License Agreement. The words "may," “might,” "will," "could," "would," "should," "expect," "plan," "anticipate," "intend," "believe," “expect,” "estimate," “seek,” "predict," “future,” "project," "potential," "continue," "target" and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any forward looking statements in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including risks and uncertainties that are described in greater detail in the section entitled "Risk Factors" in 4D Molecular Therapeutics’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent 4D Molecular Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. 4D Molecular Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward looking statements.

###

Contacts for inquiries or additional information:

Astellas Pharma Inc.
Corporate Communications
+81-3-3244-3201

4D Molecular Therapeutics, Inc.
Julian Pei

Head of Investor Relations and Corporate Communications

Investor.Relations@4DMT.com

267-644-5097

Schedule 11.2.1

Existing Licensor Patents

Country	Application Number	Filing Date	Title	Patent Number	Grant Date	Status
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]

Country	Application Number	Filing Date	Title	Patent Number	Grant Date	Status
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]
[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]	[ * ]